AGREEMENT AND PLAN OF MERGER

By and Among

BENEFICIAL MUTUAL BANCORP, INC.,

BENEFICIAL MUTUAL SAVINGS BANK,

SE FINANCIAL CORP.

AND

ST. EDMOND’S FEDERAL SAVINGS BANK

Dated as of December 5, 2011

Exhibits
Exhibit A	Form of Corporate Plan of Merger
Exhibit B	Form of Support Agreement
Exhibit C	Form of Bank Plan of Merger
Exhibit D	Form of Option Cancellation and Release Agreement
Exhibit E	Form of Restricted Stock Cancellation and Release Agreement

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

BENEFICIAL MUTUAL BANCORP, INC.,

BENEFICIAL MUTUAL SAVINGS BANK,

SE FINANCIAL CORP.

AND

ST. EDMOND’S FEDERAL SAVINGS BANK

This AGREEMENT AND PLAN OF MERGER, dated as of the 5th day of December, 2011 (this “Agreement”), by and among Beneficial Mutual Bancorp, Inc., a federally chartered stock savings and loan holding company (“Beneficial”), Beneficial Mutual Savings Bank, a Pennsylvania chartered stock savings bank (“Beneficial Bank”), SE Financial Corp., a Pennsylvania corporation (“SE Corp”) and St. Edmond’s Federal Savings Bank, a federally chartered stock savings bank (“SE Bank”) (each, a “Party” and, collectively, the “Parties”).

WITNESSETH THAT:

WHEREAS, the Boards of Directors of Beneficial and SE Corp deem it in the best interests of Beneficial and SE Corp, respectively, and of their respective shareholders, that Beneficial and SE Corp enter into this Agreement pursuant to which Beneficial will acquire all of the issued and outstanding shares of capital stock of SE Corp through the merger of a wholly owned acquisition subsidiary of Beneficial with and into SE Corp, with SE Corp as the surviving entity (the “Merger”);

WHEREAS, Beneficial owns all of the issued and outstanding capital stock of Beneficial Bank and SE Corp owns all of the issued and outstanding capital stock of SE Bank, and it is contemplated that, immediately following the Merger, SE Bank will be merged with and into Beneficial Bank with Beneficial Bank as the surviving entity (the “Bank Merger”);

WHEREAS, as an inducement and condition to Beneficial’s entering into this Agreement, each of the directors of SE Corp and each of the executive officers of SE Corp in their individual capacity have entered into a Support Agreement in the form attached hereto as Exhibit B.1 or B.2, as the case may be, with Beneficial pursuant to which they have agreed to take certain actions in support and cooperation of this transaction and the surviving corporation.

NOW, THEREFORE, in consideration of the premises and the mutual covenants, representations, warranties and agreements herein contained, the Parties agree that all the outstanding shares of common stock of SE Corp will be acquired by Beneficial through the merger of an acquisition subsidiary of Beneficial with and into SE Corp and that the terms and conditions of the Merger, the mode of carrying the Merger into effect, including the manner of converting the shares of common stock of SE Corp, par value $0.10 per share, into cash, shall be as hereinafter set forth.

ARTICLE 1

THE MERGER

Section 1.1 Consummation of Merger; Closing Date.

(a) On the terms and subject to the conditions set forth in this Agreement, at the Effective Time of the Merger, a corporation to be organized under the laws of Commonwealth of Pennsylvania as a wholly owned subsidiary of Beneficial for the sole purpose of facilitating the Merger (“Merger Sub”), shall be merged with and into SE Corp pursuant to the provisions of the Pennsylvania Business Corporation Law, as amended (“BCL”) and the separate corporate existence of Merger Sub shall cease.  SE Corp shall be the surviving corporation of the Merger (sometimes hereinafter referred to as the “Surviving Corporation”) and shall continue its corporate existence under the laws of the Commonwealth of Pennsylvania.  The Merger shall be consummated pursuant to the terms and conditions of this Agreement, which has been approved and adopted by each of the Boards of Directors of Beneficial, Beneficial Bank, SE Corp and SE Bank, and of the Plan of Merger to be entered into by and between Merger Sub and SE Corp substantially in the form appended as Exhibit A, which will be approved and adopted by the Boards of Directors of SE Corp and Merger Sub and by Beneficial as the sole shareholder of Merger Sub.

(b) Subject to the prior satisfaction or waiver of the conditions set forth in Articles 7, 8 and 9 hereof, the Merger shall become effective as of the date and time specified in the Articles of Merger to be filed with the Pennsylvania Department of the State pursuant to the BCL (such time is hereinafter referred to as the “Effective Time”).  Subject to the terms and conditions hereof, unless otherwise agreed upon by Beneficial and SE Corp, the Effective Time of the Merger shall occur at such time as the Parties may agree within 30 days after the later of (i) the effective date (including expiration of any applicable waiting period) of the last required Consent (as defined herein) of any Regulatory Authority (as defined herein) having authority over the transactions contemplated under this Agreement, (ii) the date on which the shareholders of SE Corp approve the transactions contemplated by this Agreement, and (iii) the satisfaction or waiver of all of the other terms and conditions of this Agreement.

(c) The closing of the Merger (the “Closing”) shall take place at the principal offices of Beneficial’s counsel, Stradley Ronon Stevens & Young, LLP, at 10:00 a.m. local time on the day that the Effective Time of the Merger occurs, or such other date, time and place as the Parties hereto may agree (the “Closing Date”).  Subject to the provisions of this Agreement, at the Closing there shall be delivered to each of the Parties hereto the certificates and other documents and instruments required to be so delivered pursuant to this Agreement.

Section 1.2 Effect of Merger.  At the Effective Time of the Merger, Merger Sub shall be merged with and into SE Corp and the separate existence of Merger Sub shall cease.  The articles of incorporation and bylaws of Merger Sub, as in effect immediately prior to the Effective Time of the Merger, shall be the articles of incorporation and bylaws of the Surviving Corporation until further amended as provided therein and in accordance with applicable law.  The Surviving Corporation shall have all the rights, privileges, immunities and powers and shall be subject to all the duties and liabilities of a Pennsylvania corporation and shall thereupon and thereafter possess all other privileges, immunities and franchises of a private, as well as of a public nature, of each of the constituent corporations.  The Merger shall have the effects set forth in the BCL.  All property (real, personal and mixed) and all debts on whatever account, including subscriptions to shares, and all choses in action, all and every other interest, of or belonging to or due to each of the constituent corporations so merged shall be taken and deemed to be transferred to and vested in the Surviving Corporation without further act or deed.  The title to any real estate, or any interest therein, vested in any of the constituent corporations shall not revert or be in any way impaired by reason of the Merger.  The Surviving Corporation shall thenceforth be responsible and liable for all the liabilities and obligations of each of the constituent corporations so merged and any claim existing or action or proceeding pending by or against either of the constituent corporations may be prosecuted as if the Merger had not taken place or the Surviving Corporation may be substituted in its place.  Neither the rights of creditors nor any liens upon the property of any constituent corporation shall be impaired by the Merger.Further Assurances.  If, at any time after the Effective Time of the Merger, Beneficial shall reasonably consider or be advised that any further deeds, assignments or assurances in law or any other acts are necessary or desirable to (i) vest, perfect or confirm, of record or otherwise, in Beneficial its right, title or interest in, to or under any of the rights, properties or assets of SE Corp or SE Bank, or (ii) otherwise carry out the purposes of this Agreement, SE Corp and its officers and directors shall be deemed to have granted to Beneficial an irrevocable limited power of attorney for purposes of this Agreement to execute and deliver, in such official corporate capacities, all such deeds, assignments or assurances in law or any other acts as are necessary or desirable to (a) vest, perfect or confirm, of record or otherwise, in Beneficial its right, title or interest in, to or under any of the rights, properties or assets of SE Corp or SE Bank, or (b) otherwise carry out the purposes of this Agreement, and the officers and directors of Beneficial are authorized in the name of SE Corp or otherwise to take any and all such action.

Section 1.3 Directors and Officers.  Except as otherwise set forth herein, from and after the Effective Time of the Merger, the directors of the Surviving Corporation and officers of the Surviving Corporation shall be those persons serving as directors and officers of Merger Sub immediately prior to the Effective Time of the Merger.

ARTICLE 2

CONVERSION OF CONSTITUENTS’ CAPITAL SHARES

Section 2.1 Manner of Conversion of SE Corp Shares.  Subject to the provisions hereof, as of the Effective Time of the Merger and by virtue of the Merger and without any further action on the part of Beneficial, SE Corp or the holder of any shares of any of them, the shares of the constituent corporations shall be converted as follows:

(a) Each share of capital stock of Beneficial outstanding immediately prior to the Effective Time of the Merger shall, after the Effective Time of the Merger, remain outstanding and unchanged.

(b) Each share of capital stock of Merger Sub outstanding immediately prior to the Effective Time of the Merger shall, after the Effective Time of the Merger, be exchanged for one SE Corp Share (as defined below).

(c) Each share of common stock of SE Corp, par value $0.10 per share (the “SE Corp Shares”), held by SE Corp, including but not limited to the 132,700 Stock Compensation Trust shares or by Beneficial (or any of their subsidiaries),  other than such shares held in a fiduciary capacity or as a result of debts previously contracted, shall be canceled and retired and no consideration shall be paid or delivered in exchange therefor.

(d) Except with regard to SE Corp Shares excluded under Section 2.1(c) above and Dissenting Shares (as defined in Section 2.6 hereof), each SE Corp Share outstanding immediately prior to the Effective Time of the Merger (including the SE Corp Restricted Stock, as defined in Section 2.2(b) below) shall be converted into the right to receive a cash amount equal to $14.50 (the “Merger Consideration”).

Thereafter, subject to Sections 2.5 and 2.6, each outstanding certificate representing a SE Corp Share shall represent solely the right to receive the Merger Consideration.

Section 2.2 SE Corp Stock Options And Restricted Stock.

(a) As of and immediately prior to the Effective Time of the Merger, all rights with respect to SE Corp Shares issuable pursuant to the exercise of stock options (“SE Corp Options”) granted by SE Corp under the SE Corp Stock Option Plans set forth in Schedule 2.2 (the “SE Corp Stock Option Plans”), each of which is listed and described on Schedule 2.2 and which remain outstanding at the Effective Time of the Merger and which have not yet been exercised, shall be cancelled by SE Corp in exchange for a cash payment equal to the positive difference, if any, between the Merger Consideration and the option exercise price (the “Options Consideration”).  The cancellation of SE Corp Options in exchange for the Options Consideration described in this section shall be deemed a release of any and all rights the holder had or may have had in respect of such SE Corp Options although SE Corp will use its reasonable best efforts to have each holder of any such SE Corp Option execute and deliver an Option Cancellation and Release Agreement in the form set forth as Exhibit D hereto.  Prior to the Effective Time of the Merger, SE Corp shall take or cause to be taken all actions required under the SE Corp Stock Option Plans to provide for the actions set forth in this Section 2.2.  SE Corp shall cause the termination, effective as of the Effective Time of the Merger, of all SE Corp Stock Option Plans.

(b) As of and immediately prior to the Effective Time of the Merger, all rights with respect to SE Corp Shares issuable pursuant to the award of restricted stock (“SE Corp Restricted Stock”) granted by SE Bank under the SE Bank 2006 Restricted Stock Plan set forth in Schedule 2.2 (the “SE Bank Restricted Stock Plan”), which are listed and described on Schedule 2.2 and which remain outstanding at the Effective Time of the Merger and which have not yet become non-forfeitable, shall become immediately non-forfeitable and shall be cancelled by SE Bank in exchange for a cash payment from SE Corp equal to the Merger Consideration reduced by any required Tax withholdings.  The cancellation of SE Corp Restricted Stock in exchange for the Merger Consideration described in this section shall be deemed a release of any and all rights the holder had or may have had in respect of such SE Corp Restricted Stock although SE Bank will use its reasonable best efforts to have each holder of any such SE Corp Restricted Stock execute and deliver a Restricted Stock Cancellation and Release Agreement in the form set forth as Exhibit E hereto.  Prior to the Effective Time of the Merger, SE Bank shall take or cause to be taken all actions required under the SE Bank Restricted Stock  Plan to provide for the actions set forth in this Section 2.2.  SE Bank shall cause the termination, effective as of the Effective Time of the Merger, of the SE Bank Restricted Stock Plan.

Section 2.3 Effectuating Conversion.  At the Effective Time of the Merger, Beneficial will deliver or cause to be delivered to a third-party agent to be appointed by Beneficial and reasonably acceptable to SE Corp (the “Exchange Agent”) an amount of cash equal to the aggregate Merger Consideration to be paid pursuant to Section 2.1 hereof (the “Exchange Fund”).  As promptly as practicable after the Effective Time of the Merger, the Exchange Agent shall send or cause to be sent to each former holder of record of SE Corp Shares transmittal materials (the “Letter of Transmittal”) for use in exchanging their certificates formerly representing SE Corp Shares for the Merger Consideration provided for in this Agreement.  The Letter of Transmittal will contain instructions with respect to the surrender of certificates representing SE Corp Shares and the receipt of the Merger Consideration contemplated by this Agreement and will require each holder of SE Corp Shares to transfer good and marketable title to such SE Corp Shares to Beneficial, free and clear of all Encumbrances.

(a) At the Effective Time of the Merger, the stock transfer books of SE Corp shall be closed as to holders of SE Corp Shares immediately prior to the Effective Time of the Merger, no transfer of SE Corp Shares by any such holder shall thereafter be made or recognized and each outstanding certificate formerly representing SE Corp Shares shall, without any action on the part of any holder thereof, no longer represent SE Corp Shares.  If, after the Effective Time of the Merger, certificates are properly presented to the Exchange Agent, such certificates shall be exchanged for the Merger Consideration.

(b) In the event that any holder of record as of the Effective Time of the Merger of SE Corp Shares is unable to deliver the certificate which represents such holder’s SE Corp Shares, Beneficial, in the absence of actual notice that any SE Corp Shares theretofore represented by any such certificate have been acquired by a bona fide purchaser shall deliver to such holder the Merger Consideration contemplated by this Agreement to which such holder is entitled in accordance with the provisions of this Agreement upon the presentation of all of the following:

(i) An affidavit or other evidence to the reasonable satisfaction of Beneficial that any such certificate has been lost, wrongfully taken or destroyed;

(ii) Such security or indemnity as may be reasonably requested by Beneficial to indemnify and hold Beneficial harmless in respect of such stock certificate(s); and

(iii) Evidence to the reasonable satisfaction of Beneficial that such holder is the owner of SE Corp Shares theretofore represented by each certificate claimed by such holder to be lost, wrongfully taken or destroyed and that such holder is the Person who would be entitled to present each such certificate for exchange pursuant to this Agreement.

(c) If the delivery of the Merger Consideration contemplated by this Agreement is to be made to a Person other than the Person in whose name any certificate representing SE Corp Shares surrendered is registered, such certificate so surrendered shall be properly endorsed (or accompanied by an appropriate instrument of transfer), with the signature(s) appropriately guaranteed, and otherwise in proper form for transfer, and the Person requesting such delivery shall pay any transfer or other taxes required by reason of the delivery to a Person other than the registered holder of such certificate surrendered or establish to the reasonable satisfaction of Beneficial that such tax has been paid or is not applicable.

(d) Except as provided herein, the consideration contemplated by this Agreement shall not be paid to the holder of any unsurrendered certificate or certificates representing SE Corp Shares, and neither the Exchange Agent nor Beneficial shall be obligated to deliver any of the Merger Consideration contemplated by this Agreement until such holder shall surrender the certificate or certificates representing SE Corp Shares as provided for by the Agreement.  Subject to applicable laws, following surrender of any such certificate or certificates, there shall be paid to the holder of the certificate or certificates formerly representing SE Corp Shares, without interest at the time of such surrender, the Merger Consideration.

(e) At any time following six months after the Effective Time, Beneficial shall be entitled to require the Exchange Agent to deliver to it any portion of the Exchange Fund which has not yet been disbursed to former holders of SE Corp Shares, and thereafter, such holders shall be entitled to look to Beneficial (subject to abandoned property and escheat laws) with respect to any amounts due upon surrender of their certificates formerly representing SE Corp Shares.

(f) Beneficial or the Exchange Agent will be entitled to deduct and withhold from the Merger Consideration otherwise payable pursuant to this Agreement or the transactions contemplated hereby to any holder of SE Corp Shares, such amounts as Beneficial (or any Affiliate thereof) or the Exchange Agent is required to deduct and withhold with respect to the making of such payment under the Code, or any applicable provision of U.S. federal, state, local or non-U.S. Tax law.  To the extent that such amounts are properly withheld by Beneficial or the Exchange Agent, such withheld amounts will be treated for all purposes of this Agreement as having been paid to the holder of the SE Corp Shares in respect of whom such deduction and withholding were made by Beneficial or the Exchange Agent.

Section 2.4 Determination of Alternative Structures.  SE Corp hereby agrees that Beneficial may at any time change the method of effecting the Merger; provided, however, that no such changes shall (i) alter or change the amount or kind of the Merger Consideration to be paid to holders of the SE Corp Shares or the Options Consideration to be paid to the holders of SE Corp Options as provided for in this Agreement, (ii) materially impede or delay consummation of the transactions contemplated by this Agreement, or (iii) adversely affect the tax treatment of SE Corp’s shareholders as a result of receiving the Merger Consideration or the tax treatment of any Party pursuant to this Agreement.

Section 2.5 Laws of Escheat.  If any of the consideration due or other payments to be paid or delivered to the holders of SE Corp Shares is not paid or delivered within the time period specified by any applicable laws concerning abandoned property, escheat or similar laws, and if such failure to pay or deliver such consideration occurs or arises out of the fact that such property is not claimed by the proper owner thereof, Beneficial or the Exchange Agent shall be entitled to dispose of any such consideration or other payments in accordance with applicable laws concerning abandoned property, escheat or similar laws.  Any other provision of this Agreement notwithstanding, none of SE Corp, Beneficial, the Exchange Agent, nor any other Person acting on behalf of any of them shall be liable to a holder of SE Corp Shares for any amount paid or property delivered in good faith to a public official pursuant to and in accordance with any applicable abandoned property, escheat or similar law.

Section 2.6 Appraisal Rights.   Each issued and outstanding SE Corp Share the holder of which has perfected his right to dissent under the BCL and has not effectively withdrawn or lost such right as of the Effective Time (the “Dissenting Shares”) shall not be converted into or represent a right to receive the Merger Consideration hereunder, and the holder thereof shall be entitled only to such rights as are granted by the BCL.  SE Corp shall give Beneficial prompt notice upon receipt by SE Corp of any such demands for payment of the fair value of such SE Corp Shares, any withdrawals of such notice and any other instruments provided pursuant to applicable law (any stockholder duly making such demand being hereinafter called a “Dissenting Stockholder”), and Beneficial shall have the right to participate in all negotiations and proceedings with respect to any such demands.  SE Corp shall not, except with the prior written consent of Beneficial, voluntarily make any payment with respect to, or settle or offer to settle, any such demand for payment, or waive any failure to timely deliver a written demand for appraisal or the taking of any other action by such Dissenting Stockholder as may be necessary to perfect appraisal rights under the BCL.  Any payments made in respect of Dissenting Shares shall be made by the Surviving Corporation.  If any Dissenting Stockholder shall effectively withdraw or lose (through failure to perfect or otherwise) his right to such payment at or prior to the Effective Time, each of such holder’s SE Corp Shares shall be converted into the right to receive the Merger Consideration.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF SE CORP

SE Corp and SE Bank hereby represent and warrant to Beneficial and Beneficial Bank as follows as of the date hereof and as of all times up to and including the Effective Time of the Merger (except as otherwise provided):

Section 3.1 Corporate Organization.

(a) SE Corp is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Pennsylvania.  SE Corp has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as such business is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified (or steps necessary to cure such failure) would not have a Material Adverse Effect on SE Corp.  True and correct copies of the Articles of Incorporation and the Bylaws of SE Corp, each as amended to the date hereof, have been delivered to Beneficial.

(b) SE Corp has in effect all federal, state, local and foreign Governmental Authorizations necessary for it to own or lease its properties and assets and to carry on its business as now conducted, the absence of which, either individually or in the aggregate, would have a Material Adverse Effect on SE Corp.

(c) SE Bank is a federally chartered savings bank, duly organized and validly existing under the laws of the United States.  SE Bank has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as such business is now being conducted.  True and correct copies of the Federal Stock Charter and the Bylaws of SE Bank, each as amended to the date hereof, have been delivered to Beneficial.

(d) The respective minute books of SE Corp and SE Bank contain complete and accurate records in all material respects of all meetings and other corporate actions held or taken by its shareholders and Boards of Directors (including all committees thereof).

(e) Each direct and indirect subsidiary of SE Corp (other than SE Bank) is a corporation, limited liability company or partnership duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization.  Each subsidiary has the corporate or requisite power or authority to own or lease all of its properties and assets and to carry on its business as such business is now being conducted, and is duly licensed or qualified to do business in all such places where the nature of the business being conducted by each subsidiary or the character or location of the properties or assets owned or leased by each subsidiary makes such qualification necessary, except where the failure to be so licensed or qualified (or steps necessary to cure such failure) would not have a Material Adverse Effect on SE Corp.  All of such subsidiaries and other entities are in compliance with all applicable laws, rules and regulations relating to direct investment in equity ownership interests.  A true and correct list of all direct and indirect subsidiaries of SE Corp is attached hereto as Schedule 3.1(e).  Such schedule details the jurisdiction of organization, type of entity, percentage ownership and a brief description of the activities conducted by such subsidiary.

(f) Capitalization.  The authorized capital stock of SE Corp consists of 8,000,000 SE Corp Shares, of which 2,179,267 are issued and outstanding as of the date hereof and 399,608 shares are held in the treasury of SE Corp as of the date hereof and 2,000,000 shares of serial preferred stock, no par value per share, of which no shares are issued and outstanding.  All of the issued and outstanding SE Corp Shares have been duly authorized and validly issued and all such shares are fully paid and nonassessable.  As of the date hereof, there are no Rights convertible into or exchangeable for shares of capital stock of SE Corp, except for options to purchase 271,660 SE Corp Shares and 16,329 shares of SE Corp Restricted Stock.

(g) SE Corp owns, directly, or indirectly, all of the capital stock of SE Bank and the other SE Corp subsidiaries, free and clear of any liens, security interests, pledges, charges, encumbrances, agreements and restrictions of any kind or nature.  There are no subscriptions, options, commitments, calls or other agreements outstanding with respect to the capital stock of SE Bank or any other subsidiary.  Except for SE Bank and its subsidiaries, SE Corp does not possess, directly or indirectly, any equity interest in any entity, except for equity interests in SE Bank’s investment portfolio as set forth in Schedule 3.2(b).

(h) Except as set forth on Schedule 3.2(c), to the Knowledge of SE Corp, no Person or group, is the beneficial owner of 5% or more of the outstanding SE Corp Shares.

Section 3.2 Financial Statements; Filings.

(a) SE Corp has previously delivered to Beneficial copies of the audited consolidated financial statements of SE Corp as of and for the years ended October 31, 2010, October 31, 2009 and October 31, 2008 and the unaudited consolidated financial statements for the quarters ended January 31, 2011, April 30, 2011, and July 31, 2011, and SE Corp shall deliver to Beneficial, as soon as practicable following the preparation of additional financial statements for each subsequent calendar quarter (or other reporting period) or year of SE Corp, the additional financial statements of SE Corp as of and for such subsequent calendar quarter (or other reporting period) or year (such financial statements, unless otherwise indicated, being hereinafter referred to collectively as the “Financial Statements of SE Corp”).

(b) SE Bank has previously delivered to Beneficial copies of the Thrift Financial Reports (“TFRs”) of SE Bank as of and for each of the years ended December 31, 2010, December 31, 2009 and December 31, 2008 and for the quarters ended March 31, 2011, June 30, 2011, and September 30, 2011, and SE Bank shall deliver to Beneficial, as soon as practicable following the preparation of additional TFRs (or successor reporting form to the TFR) for each subsequent calendar quarter (or other reporting period) or year, the TFRs of SE Bank as of and for such subsequent calendar quarter (or other reporting period) or year (such TFRs, unless otherwise indicated, being hereinafter referred to collectively as the “Financial Regulatory Reports of SE Bank”).

(c) Each of the Financial Statements of SE Corp and each of the Financial Regulatory Reports of SE Bank (including the related notes, where applicable) have been or will be prepared in all material respects in accordance with GAAP or regulatory accounting principles, whichever is applicable, which principles have been or will be consistently applied by SE Corp during the periods involved, except as otherwise noted therein, and the books and records of SE Corp, SE Bank and all SE Corp subsidiaries have been, are being, and will be maintained in all material respects in accordance with applicable legal and accounting requirements and reflect only actual transactions.  Each of the Financial Statements of SE Corp and each of the Financial Regulatory Reports of SE Bank (including the related notes, where applicable) fairly presents or will fairly present the financial position of SE Corp or SE Bank, as applicable, as of the respective dates thereof and fairly presents or will fairly present the results of operations of SE Corp or SE Bank, as applicable, for the respective periods therein set forth.

(d) To the extent not prohibited by law, SE Corp has heretofore delivered or made available, or caused to be delivered or made available, to Beneficial all material reports and filings made or required to be made by SE Corp or SE Bank with the Regulatory Authorities, and will from time to time hereafter furnish to Beneficial, upon filing or furnishing the same to the Regulatory Authorities, all such reports and filings made after the date hereof with the Regulatory Authorities.  As of the respective dates of such reports and filings, all such reports and filings did not and shall not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

(e) Except as set forth in Schedule 3.3(e), since October 31, 2010, neither SE Corp nor any of its subsidiaries has incurred any obligation or liability (contingent or otherwise) that has or might reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on SE Corp except obligations and liabilities which are accrued or reserved against in the Financial Statements of SE Corp or the Financial Regulatory Reports of SE Bank, or reflected in the notes thereto.  Since October 31, 2010, neither SE Corp nor any of its subsidiaries has incurred or paid any obligation or liability which would be material to SE Corp, except as may have been incurred or paid in the ordinary course of business, consistent with past practices.

(f) Loan Portfolio; Reserves.  All evidences of indebtedness reflected as assets in the Financial Statements of SE Corp were (or will be, as the case may be) as of such dates in all respects the binding obligations of the respective obligors named therein in accordance with their respective terms, and were not subject to any defenses, setoffs, or counterclaims, except as may be provided by bankruptcy, insolvency or similar laws or by general principles of equity.  The allowances for possible loan losses shown on the Financial Statements of SE Corp and the Financial Regulatory Reports of SE Bank were, and the allowance for possible loan losses to be shown on the Financial Statements of SE Corp and the Financial Regulatory Reports of SE Bank as of any date subsequent to the execution of this Agreement will be, as of such dates, adequate to provide for possible losses, net of recoveries relating to loans previously charged off, in respect of loans outstanding (including accrued interest receivable) of SE Corp and other extensions of credit (including letters of credit or commitments to make loans or extend credit) as of the date of the respective Financial Statement of SE Corp or Financial Regulatory Report of SE Bank.

(g) All loan receivables (including discounts) and accrued interest entered on the books of SE Corp and the SE Corp subsidiaries arose out of bona fide arm’s-length transactions, were made for good and valuable consideration in the ordinary course of SE Corp’s or the appropriate SE Corp subsidiary’s respective business, and the notes or other evidences of indebtedness with respect to such loans (including discounts), and all pledges, mortgages, deeds of trust and, to the Knowledge of SE Corp, other collateral documents or security instruments relating thereto, are valid, true and genuine and are what they purport to be. At the time of such entry on the books of SE Corp and the SE Corp subsidiaries, all such loans were of good and marketable title, free and clear of any and all encumbrances, liens, pledges, equities, claims, charges, rights of first refusal or similar rights or security interests of any nature encumbering such loan, evidenced by notes, agreements or other evidences of indebtedness which are true, genuine and correct, and to the extent secured, secured by valid liens and security interests that are legal, valid and binding obligations of the maker thereof, enforceable in accordance with the respective terms thereof, except as such enforcement may be limited by bankruptcy, insolvency, reorganization or other similar laws or equitable principles affecting the enforcement of creditors’ rights, which have been perfected.

Section 3.3 Certain Loans and Related Matters.  Except as set forth in Schedule 3.5, neither SE Corp nor any of its subsidiaries is a Party to any written or oral: (i) loan agreement, note or borrowing arrangement under the terms of which the obligor is sixty (60) days delinquent in payment of principal or interest or in default of any other provision as of the date hereof; (ii) loan agreement, note or borrowing arrangement which has been classified or, to the Knowledge of SE Corp, in the exercise of reasonable diligence by SE Corp or its subsidiaries or any Regulatory Authority, should have been classified by any bank examiner (whether regulatory or internal) as “substandard,” “doubtful,” “loss,” “other loans especially mentioned,” “other assets especially mentioned,” “special mention,” “credit risk assets,” “classified,” “criticized,” “watch list,” “concerned loans” or any comparable classifications by such Persons; (iii) loan agreement, note or borrowing arrangement, including any loan guaranty, with any director or executive officer of SE Corp, or any Person, corporation or enterprise controlling, controlled by or under common control with any of the foregoing; or (iv) loan agreement, note or borrowing arrangement in violation of any law, regulation or rule applicable to SE Corp or its subsidiaries including, but not limited to, those promulgated, interpreted or enforced by any Regulatory Authority, which violation would be reasonably expected to have a Material Adverse Effect on SE Corp.

Section 3.4 Authority; Enforceability; No Violation.

(a) SE Corp and SE Bank have full corporate power and authority to execute and deliver this Agreement and, subject to the approval of the shareholders of SE Corp and to the receipt of the Consents of the Regulatory Authorities and the expiration of all related waiting periods, to consummate the transactions and perform its obligations as contemplated by this Agreement.  The Boards of Directors of SE Corp and SE Bank have duly and validly approved this Agreement and the transactions contemplated hereby, have authorized the execution and delivery of this Agreement, have directed that this Agreement and the transactions contemplated hereby be submitted to SE Corp’s shareholders for approval at a meeting of such shareholders and, except for the adoption of such Agreement by its shareholders and the execution and filing of the Articles of Merger, no other corporate proceeding on the part of SE Corp or SE Bank is necessary to consummate the transactions so contemplated.  This Agreement constitutes a legal, valid and binding obligations of SE Corp and SE Bank, enforceable against SE Corp and SE Bank in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought.

(b) Neither the execution and delivery of this Agreement by SE Corp or SE Bank nor the consummation by SE Corp or SE Bank of the transactions contemplated hereby or thereby including the Bank Merger, nor compliance by SE Corp or SE Bank with any of the terms or provisions hereof or thereof, will (i) violate any provision of the Articles of Incorporation or Bylaws of SE Corp or the Federal Stock Charter or Bylaws of SE Bank or any governing documents of any of their subsidiaries, (ii) assuming that the Consents of the Regulatory Authorities and approvals referred to herein are duly obtained, violate any law, statute, code, ordinance, rule, regulation applicable to SE Corp or SE Bank (each, a “Legal Requirement”) or any judgment, order, ruling, directive, writ, decree, injunction, assessment or arbitration award of any Governmental Body or arbitrator (each, an “Order”), applicable to SE Corp or SE Bank or any of their subsidiaries or their respective properties or assets, or (iii) violate, conflict with, result in a breach of any provisions of, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of, accelerate the performance required by or result in the creation of any Encumbrance upon any of the respective properties or assets of SE Corp or SE Bank or any of their subsidiaries under, any of the terms, conditions or provisions of any contract, note, bond, mortgage, indenture, credit agreement, deed of trust, license, permit, lease, agreement, or other instrument or obligation (each, a “Contract”) to which SE Corp, SE Bank or any of their subsidiaries is a Party, or by which it or any of their properties or assets may be bound or affected, except, in the case of clauses (ii) and (iii) as would not constitute a Material Adverse Effect on SE Corp.

Section 3.5 Consents and Approvals.  Except for (i) the approval of the shareholders of SE Corp pursuant to the proxy statement of SE Corp relating to the meeting of the shareholders of SE Corp at which the Merger is to be considered (the “Proxy Statement”); (ii) the Consents of the Regulatory Authorities; and (iii) as set forth in Schedule 3.7, no Consents from any Person are necessary in connection with the execution and delivery by SE Corp and SE Bank of this Agreement, the consummation of the Merger and the other transactions contemplated hereby.

Section 3.6 Broker’s Fees.  Except for FinPro Inc., whose engagement letter is set forth in Schedule 3.8, neither SE Corp nor any of its officers or directors, has employed any broker or finder or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with any of the transactions contemplated by this Agreement.

Section 3.7 Absence of Certain Changes or Events.  Except as set forth in Schedule 3.9, since October 31, 2010, there has not been (i) any declaration, payment or setting aside of any dividend or distribution (whether in cash, stock or property) in respect of SE Corp Shares, or (ii) any change or any event involving a prospective change in the financial condition, results of operations, business or prospects of SE Corp, or a combination of any such change(s) and any such event(s), which has had, or is reasonably likely to have, a Material Adverse Effect on SE Corp and its subsidiaries, and, to the Knowledge of SE Corp, no fact or condition exists as of the date hereof which might reasonably be expected to cause any such event or change in the future.

Section 3.8 Legal Proceedings; Etc.

(a) Except as set forth on Schedule 3.10 hereto, neither SE Corp nor any of its subsidiaries is a party to any, and there are no pending or, to the Knowledge of SE Corp, threatened, legal, judicial, administrative, arbitral or other proceedings, claims, actions, causes of action or governmental investigations or inquiries (i) against SE Corp or any of its subsidiaries, (ii) to which SE Corp or its subsidiaries’ assets are or may be subject, (iii) challenging the validity of the transactions contemplated by this Agreement, (iv) which could adversely affect the ability of SE Corp or SE Bank to perform under this Agreement, or (v) which would be reasonably likely to impair SE Corp’s or its subsidiaries’ ability to operate its business as currently conducted.  Except as set forth in Schedule 3.10, there is no Order of any Governmental Body outstanding against SE Corp or any of its subsidiaries, neither SE Corp nor any of its subsidiaries is a party to any Order or memorandum by or with any Regulatory Authority restricting the operations of SE Corp or any of its subsidiaries, and neither SE Corp nor any of its subsidiaries has been advised by any Regulatory Authority that any such Regulatory Authority is contemplating issuing or requesting the issuance of any such Order or memorandum in the future.

(b) Except as set forth on Schedule 3.10 hereto, there are no actions, suits, claims, proceedings, investigations or assessments of any kind pending or, to the Knowledge of SE Corp or any of its subsidiaries, threatened against any of the directors or officers of SE Corp or any of its subsidiaries in their capacities as such, and no director or officer of SE Corp or any of its subsidiaries currently is being indemnified or seeking to be indemnified by SE Corp or any of its subsidiaries pursuant to applicable law or their governing documents.

Section 3.9 Taxes and Tax Returns.

(a) SE Corp has previously delivered or made available to Beneficial copies of the federal, state and local income Tax Returns of SE Corp and each of its subsidiaries for the years 2008, 2009 and 2010 and all schedules and exhibits thereto, and neither SE Corp nor any of its subsidiaries has received any notice that any such returns have been or will examined by the Internal Revenue Service (“IRS”) or any other Taxing Authority.

(b) SE Corp and each of its subsidiaries are members of the same affiliated group within the meaning of Code Section 1504(a).  Since November 1, 2005, SE Corp and each of its subsidiaries have timely and duly filed all Tax Returns required to be filed by or with respect to SE Corp and every SE Corp subsidiary, either separately or as a member of a group of corporations, taking into account any extensions.  All such Tax Returns are complete, accurate and correct in all respects and were prepared in compliance with all applicable Legal Requirements.  Since November 1, 2005, SE Corp has duly paid or made adequate provisions for the payment of all Taxes which are owed by SE Corp or any of its subsidiaries, whether or not reflected in such returns, other than Taxes which (i) are not yet delinquent or are being contested in good faith or (ii) have not been finally determined.  The amounts set forth as liabilities for Taxes on the Financial Statements of SE Corp and the Financial Regulatory Reports of SE Bank are sufficient, in the aggregate, for the payment of all unpaid Taxes, whether or not disputed, accrued or applicable, adjusted for the passage of time through the Effective Time, in accordance with the past custom and practice of SE Corp in filing its Tax Returns, and have been computed in accordance with GAAP as consistently applied by SE Corp.  Neither SE Corp nor any of its subsidiaries is responsible for the taxes of any other Person as a transferee or successor by Contract or otherwise (including, without limitation, pursuant to Treasury Regulation 1.1502-6 or any similar provision of federal, state or foreign law).

(c) No deficiency for Taxes has been claimed, raised, proposed, asserted or assessed in writing by any Governmental Body against SE Corp or any of its subsidiaries which remains unpaid or unresolved.  There are no audits, examinations or other administrative or judicial proceedings currently ongoing or pending with respect to any Taxes of SE Corp or any of its subsidiaries and neither the SE Corp nor any of its subsidiaries has received any notice nor has any reason to believe that any such audit, examination or other administrative or judicial proceeding is contemplated or threatened.  Since November 1, 2005, no claim has been made by a Governmental Body in a jurisdiction where SE Corp or any of its subsidiaries does not file Tax Returns that SE Corp or such subsidiary is or may be subject to taxation by that jurisdiction.  There are no agreements, waivers or extensions of any statute of limitations currently in effect with respect to a Tax Return or Tax assessment or deficiency of SE Corp or any of its subsidiaries.

(d) Since November 1, 2005, SE Corp and each of its subsidiaries (i) have collected or withheld from all employees, independent contractors, creditors, shareholders and customers, and any other applicable payees, proper and accurate amounts for all taxable periods in compliance with all Tax withholding provisions of applicable federal, state, local and foreign laws, (ii) have remitted, or will remit on a timely basis, such amounts to the appropriate Taxing Authority, and (iii) have furnished or been furnished properly completed and valid exemption certificates for all exempt transactions treated as exempt from sales, use, value added, ad valorem, transfer or other similar Taxes.  The United States federal and state income Tax Returns of SE Corp and each of its subsidiaries subject to such Taxes have been audited by the IRS or relevant state Taxing Authorities or are closed by the applicable statute of limitations for all taxable years through October 31, 2005.  SE Corp has delivered to Beneficial correct and complete copies of any examination reports and statements of deficiencies assessed against or agreed to by SE Corp for each taxable period beginning on and after November 1, 2005.

(e) Neither SE Corp nor any of its subsidiaries has disposed of property in a transaction presently being accounted for under the installment method under Section 453 of the Code.  No excess loss account exists with respect to any subsidiary of SE Corp.  Neither SE Corp nor any of its subsidiaries is a party to any Contract or plan that has resulted or would result, separately or in the aggregate, in the payment of (i) any “excess parachute payment” within the meaning of Section 280G of the Code (or any corresponding provision of state, local or foreign Tax law), (ii) any amount that will not be fully deductible under Sections 162(m) or 404 of the Code (or any corresponding provision of state, local or foreign Tax law), or (iii) any amount constituting nonqualified deferred compensation under Section 409A of the Code.

(f) There are no rulings, requests for rulings, or closing agreements with any Taxing Authority specifically requested or entered into by SE Corp or any of its subsidiaries, which could affect their respective Taxes for any period after the Effective Time.  All transactions that could give rise to an understatement of federal income Tax (within the meaning of Sections 6662 and 6662A of the Code) with respect to SE Corp or any of its subsidiaries were adequately disclosed on Tax Returns to the extent required under the Code.  Neither SE Corp nor any of its subsidiaries has participated in a “reportable transaction” within the meaning of Treasury Regulations Section 1.6011-4(b).  There are no liens for Taxes upon the assets of SE Corp or any of its subsidiaries, other than liens for Taxes not yet due and payable that arose in connection with any failure (or alleged failure) to pay any Tax.  Neither SE Corp nor any of its subsidiaries has received any written notice that any Taxing Authority has threatened that is it in the process of imposing any lien for Taxes on the assets of SE Corp or any of its subsidiaries.

(g) No closing agreements (within the meaning of Section 7121 of the Code or any comparable agreement under applicable Tax law), private letter rulings, technical advice memoranda or similar agreements or rulings relating to Taxes have been entered into or issued by a Taxing Authority with or in respect of SE Corp or any of its subsidiaries.

(h) Neither SE Corp nor any of its subsidiaries has (i) made, revoked or changed any Tax election, (ii) changed any Tax accounting period, (iii) revoked or changed any Tax accounting method, (iv) filed any amended Tax Return, (v) surrendered any right to claim a refund of Taxes, (vi) waived or extended any statute of limitation with respect to Taxes, or (vii) settled or compromised any Tax liability.  Neither SE Corp nor any of its subsidiaries is a party to any Tax sharing, Tax allocation, Tax indemnity or sharing similar agreement or arrangement.

(i) There has not been an ownership change, as defined in Section 382(g) of the Code, of SE Corp that occurred during or after any taxable period in which SE Corp incurred an operating loss that carries over to any taxable period ending after the fiscal year of SE Corp immediately preceding the date of this Agreement.  Neither SE Corp nor any of its subsidiaries has distributed stock of another Person, nor has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 or Section 361 of the Code.

(j) None of SE Corp nor any of its subsidiaries is required to include in income any adjustment pursuant to Section 481(a) of the Code, no such adjustment has been proposed by the IRS and no pending request for permission to change any accounting method has been submitted by SE Corp or any of its subsidiaries.

(k) Neither SE Corp nor any of its subsidiaries will be required to include any item of income in or exclude any item of deduction from, taxable income for any period ending after the Effective Time as a result any (i) written and legally binding agreement with a Taxing Authority relating to Taxes, (ii) installment sale or open transaction or intercompany transaction made on or prior to the Effective Time, or (iii) prepaid amount received on or prior to the Effective Time.

(l) Neither SE Corp nor any of its subsidiaries has ever been a member of an affiliated group filing a consolidated federal income Tax Return other than the affiliated group of which SE Corp is the common parent.

Section 3.10 Employee Benefit Plans.

(a) Neither SE Corp nor any of its subsidiaries maintains any Employee Benefit Plan, except as set forth on Schedule 3.12(a).  SE Corp has, with respect to each such plan, delivered or made available to Beneficial true and complete copies of: (i) all plan texts and agreements and related trust agreements or annuity contracts and any amendments thereto; (ii) all summary plan descriptions and material employee communications; (iii) the Form 5500 filed in each of the most recent three plan years (including all schedules thereto and the opinions of independent accountants); (iv) the most recent actuarial valuation (if any); (v) the most recent annual and periodic accounting of plan assets; (vi) if the plan is intended to qualify under Section 401(a), the most recent determination letter received from the Internal Revenue Service or opinion letter issued by the Internal Revenue Service with respect to a prototype or volume submitter plan; and (vii) all material communications with any governmental entity or agency (including, without limitation, the U.S. Department of Labor, Internal Revenue Service and the Pension Benefit Guaranty Corporation (“PBGC”)).

(b) At no time since January 1, 2005 has SE Corp or any of its ERISA Affiliates (as defined below) ever maintained, established, sponsored, participated in or contributed to an employee benefit plan subject to Title IV of ERISA.  The term “ERISA Affiliate” means a trade or business that is treated as a single employer with SE Corp within the meaning of Section 414(b), (c), (m) or (o) of the Code.

(c) Neither SE Corp nor any of its subsidiaries has incurred any liability under Section 4201 of ERISA for a complete or partial withdrawal from, or agreed to participate in, any multiemployer plan as such term is defined in Section 3(37) of ERISA.

(d) Since January 1, 2005, all Employee Benefit Plans have been operated and administered in all material respects in accordance with their terms and all applicable law and are in material compliance with the applicable provisions of ERISA and the Code, including, but not limited to, COBRA, HIPAA and any applicable, similar state law and all requisite filings, disclosures and notices required by law have been made or given.  Neither SE Corp nor any of its subsidiaries has any material liability under any such plan that is not reflected in the Financial Statements of SE Corp or the Financial Regulatory Reports of SE Bank.  None of SE Corp, any subsidiary of SE Corp, any Employee Benefit Plan or to the Knowledge of SE Corp, any employee, administrator or agent thereof, is or has been in material violation of any applicable rules under HIPAA §§ 1172-1174 or the HIPAA privacy rules under 45 CFR Part 160 and subparts A and E of Part 164.  No penalties have been imposed on SE Corp, any Employee Benefit Plan, or any employee, administrator or agent thereof, under HIPAA § 1176 or § 1177.

For purposes of this Agreement, “COBRA” means the provisions of Section 4980B of the Code and the regulations thereunder, and Part 6 of Subtitle B of Title I of ERISA and any regulations thereunder, and “HIPAA” means the provisions of the Code and ERISA as enacted by the Health Insurance Portability and Accountability Act of 1996.

(e) No prohibited transaction (which shall mean any transaction prohibited by Section 406 of ERISA or Section 4975 of the Code and not exempt under Section 408 of ERISA or Section 4975 of the Code, respectively, or an administrative exemption issued by the U.S. Department of Labor) has occurred with respect to any Employee Benefit Plan which could give rise to any liability of SE Corp or any of its subsidiaries, and, to the Knowledge of SE Corp, no other non-exempt prohibited transaction has occurred with respect to any Employee Benefit Plan; and no actions have occurred which could result in the imposition of a penalty under any section or provision of ERISA.

(f) Except as set forth in Schedule 3.12(f), neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in any payment or obligation (including, without limitation, severance, bonus, deferred compensation, retirement, unemployment compensation, golden parachute or otherwise) becoming due to any director or any officer or employee of SE Corp or any of its subsidiaries under any Employee Benefit Plan or otherwise, (ii) increase any benefits or obligations otherwise payable under any benefit plan, (iii) result in any acceleration of the time of payment or vesting of any such benefits or obligations, or (iv) result in or have the potential to result in a payment that will be deemed an “excess parachute payment” within the meaning of such term under Section 280G of the Code becoming due.

(g) There are no actions, liens, suits or claims pending or, to the Knowledge of SE Corp or any of its subsidiaries, threatened (other than routine claims for benefits) with respect to any Employee Benefit Plan or against the assets of any Employee Benefit Plan.

(h) No event has occurred or circumstance exists that will or could give rise to a disqualification or loss of tax-exempt status of any Employee Benefit Plan which is intended to qualify under Section 401(a) of the Code.

(i) No Employee Benefit Plan is a multiple employer plan within the meaning of Section 413(c) of the Code.  No Employee Benefit Plan is a multiple employer welfare arrangement as defined in Section 3(40) of ERISA.

(j) Each employee pension benefit plan, as defined in Section 3(2) of ERISA, that is not qualified under Section 401(a) or 403(a) of the Code is exempt from Part 2, 3 and 4 of Title I of ERISA as an unfunded plan that is maintained primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees, pursuant to Section 201(2), 301(a)(3) and 401(a)(1) of ERISA.  Except as set forth on Schedule 3.12(j), no assets of SE Corp or any of its subsidiaries are allocated to or held in a grantor trust or “rabbi trust” or similar funding vehicle.

(k) Except as set forth on Schedule 3.12(k), no Employee Benefit Plan provides benefits to any current or former employee of SE Corp or any of its subsidiaries (including predecessor entities) following the retirement or other termination of service (other than coverage mandated by COBRA), the cost of which is not fully paid by the current or former employee or his or her dependents.  Any such plan may be amended or terminated at any time by unilateral action of SE Corp.

(l) With respect to each Employee Benefit Plan, there are no funded benefit obligations for which contributions have not been made or properly accrued and there are no unfunded benefit obligations that have not been accounted for by reserves or otherwise properly footnoted in accordance with GAAP as consistently applied by SE Corp on the Financial Statements of SE Corp.  All contributions or premiums owed by SE Corp or any subsidiary with respect to Employee Benefit Plans under law, contract or otherwise, have been made in full and on a timely basis.

(m) Except as set forth on Schedule 3.12(m), there are no contracts, plans or arrangements which provide for benefits to any current or former director or advisory director of SE Corp or any of its subsidiaries (including any predecessor entities) following the retirement or other termination of service.  Any such plan may be amended or terminated at any time by unilateral action of SE Corp.

(n) None of SE Corp nor any of its subsidiaries has made any payments nor are any of the entities obligated to make any payments that would violate the provisions of Section 409A of the Code and obligate the recipient of such payments to pay the additional tax detailed at Section 409A(a)(1) of the Code.

(o) Each Employee Benefit Plan, including but not limited to the St. Edmond’s Federal Savings Bank Employee Stock Ownership Plan, can be terminated or otherwise discontinued after the Effective Time of the Merger in accordance with its terms without liability to Beneficial or any subsidiary (other than ordinary administrative expenses typically incurred in a termination event).

(p) No Employee Benefit Plan has received written notice that an IRS or U.S. Department of Labor examination is pending with respect to such Employee Benefit Plan, and to the knowledge of SE Corp no Employee Benefit Plan is under any such examination and no Employee Benefit Plan has been submitted to a voluntary IRS or U.S. Department of Labor correction program.

Section 3.11 Title and Related Matters.

(a) SE Corp and its subsidiaries have good and marketable title, and as to owned real property, have marketable title in fee simple absolute, to all assets and properties, real or personal, tangible or intangible, reflected as owned on the Financial Statements of SE Corp or the Financial Regulatory Reports of SE Bank or acquired subsequent thereto (except to the extent that such assets and properties have been disposed of for fair value in the ordinary course of business since October 31, 2010), free and clear of all Encumbrances, except for (i) those Encumbrances reflected in the Financial Statements of SE Corp and the Financial Regulatory Reports of SE Bank or incurred in the ordinary course of business after October 31, 2010, (ii) statutory liens for amounts not yet delinquent or which are being contested in good faith, (iii) those items which secure liabilities for public or statutory obligations or any discount with, borrowing from or other obligations to FHLB, inter-bank credit facilities, or any transaction by SE Corp or one of its subsidiaries acting in a fiduciary capacity,  and (iii) Encumbrances or title imperfections that are not in the aggregate material to the financial condition, results of operations, business or prospects of SE Corp.

(b) All material agreements pursuant to which SE Corp or any of its subsidiaries leases, subleases or licenses real or material personal properties from others are valid, binding and enforceable in accordance with their respective terms, and there is not, under any of such leases or licenses, any existing default or event of default, or any event which, with notice or lapse of time, or both, would constitute a default or force majeure, or provide the basis for any other claim of excusable delay or nonperformance, except for defaults which, individually or in the aggregate, would not have a Material Adverse Effect on SE Corp.  SE Corp or its subsidiaries has all right, title and interest as a lessee under the terms of each material lease or sublease, free and clear of all Encumbrances (other than the rights of the lessor) as of the Effective Time of the Merger, and, except as set forth on Schedule 3.13(b), there is no written restriction contained in any lease or sublease for real property prohibiting Beneficial from assuming such leases. Neither SE Corp nor any SE Corp subsidiary is a party to any Contract pursuant to which it has securitized any of its assets.

(c) Except as set forth in Schedule 3.13(c), (i) all of the buildings, structures and fixtures owned, leased or subleased by SE Corp and its subsidiaries are in good operating condition and repair, subject only to ordinary wear and tear and/or minor defects which do not interfere with the continued use thereof in the conduct of normal operations, and (ii) all of the material personal properties owned, leased or subleased by SE Corp or its subsidiaries are in good operating condition and repair, subject only to ordinary wear and tear and/or minor defects which do not interfere with the continued use thereof in the conduct of normal operations.

Section 3.12 Real Estate.

(a) Schedule 3.14(a) identifies each parcel of real estate or interest therein owned, leased or subleased by SE Corp or its subsidiaries or in which SE Corp or any of its subsidiaries has any ownership or leasehold interest.

(b) Schedule 3.14(b) lists or otherwise describes each and every written or oral lease or sublease, together with the current name, address and telephone number of the landlord or sublandlord and the landlord’s property manager (if any), under which SE Corp or any of its subsidiaries is the lessee of any real property and which relates in any manner to the operation of the businesses of SE Corp or its subsidiaries.

(c) To the Knowledge of SE Corp, none of SE Corp nor any of its subsidiaries has violated, or is currently in violation of, any Legal Requirement relating to the ownership or use of the real estate and real estate interests described in Schedules 3.14(a) or 3.14(b) including, but not limited to, any Legal Requirement relating to zoning, building, occupancy, environmental or comparable matter.

(d) As to each parcel of real property owned or used by SE Corp or any of its subsidiaries, neither SE Corp nor the subsidiary has received written notice of any pending or threatened condemnation proceedings, litigation proceedings or mechanic’s or materialmen’s liens.

(e) To the Knowledge of SE Corp, except as disclosed on Schedule 3.14 hereto, SE Corp and its subsidiaries are in material compliance with all applicable health and safety related requirements for the owned real property, including those under the Americans with Disabilities Act of 1990 and the Occupational Safety and Health Act of 1970.

Section 3.13 Environmental Matters.

(a) To the Knowledge of SE Corp, each of SE Corp, its subsidiaries, the Loan Properties and Participation Facilities (as defined in Section 11.1 of this Agreement) are, and have been, in material compliance with all applicable Environmental Laws, and there are no present circumstances that would prevent or interfere with the continuation of such material compliance or that would otherwise give rise to a material liability or material potential liability pursuant to applicable Environmental Laws.

(b) There is no litigation pending or, to the Knowledge of SE Corp or any of its subsidiaries, threatened before any court, governmental agency or board or other forum in which SE Corp, any of its subsidiaries or any Participation Facility has been or, with respect to threatened litigation, may be, named as defendant (i) for alleged noncompliance with or liability or potential liability pursuant to any Environmental Law (as defined below) or (ii) relating to the release into the environment of any Hazardous Material (as defined below), whether or not occurring at, on or involving a site owned, leased or operated by SE Corp, its subsidiaries or any Participation Facility.

(c) There is no litigation pending or, to the Knowledge of SE Corp or any of its subsidiaries, threatened before any court, governmental agency or board or other forum in which any Loan Property (or SE Corp or any of its subsidiaries in respect of such Loan Property) has been named as a defendant or potentially responsible party (i) for alleged noncompliance (including by any predecessor) with or liability or potential liability pursuant to any Environmental Law or (ii) relating to the release into the environment of any Hazardous Material, whether or not occurring at, on or involving a Loan Property.

(d) To the Knowledge of SE Corp or any of its subsidiaries, there is no reasonable basis for any claim and/or litigation of a type described in Section 3.15(b) and Section 3.15(c) of this Agreement.

(e) During the period of (i) ownership or operation by SE Corp or any of its subsidiaries of any of its current properties, or (ii) participation by SE Corp or any of its subsidiaries in the management of any Participation Facility, and to the Knowledge of SE Corp and any of its subsidiaries, during the period of holding by SE Corp or any of its subsidiaries of a security interest in any Loan Property, there have been no releases of Hazardous Material in, on, under or affecting such properties.

(f) Prior to the period of (i) ownership or operation by SE Corp or any of its subsidiaries of any of its current properties, (ii) participation by SE Corp or any of its subsidiaries in the management of any Participation Facility, or (iii) holding by SE Corp or any of its subsidiaries of a security interest in any Loan Property, to the Knowledge of SE Corp or any of its subsidiaries, there were no releases of Hazardous Material in, on, under or affecting any such property, Participation Facility or Loan Property.

(g) To the Knowledge of SE Corp, there are no underground storage tanks, under any properties owned or operated by SE Corp or any of its subsidiaries or any Participation Facility and, to the Knowledge of SE Corp, no underground storage tanks have been closed or removed from any properties owned or operated by SE Corp or any Participation Facility except in compliance with Environmental Law.

Section 3.14 Commitments and Contracts.

(a) Except as set forth in Schedule 3.16, neither SE Corp nor any of its subsidiaries is a party or subject to any of the following (whether written or oral, express or implied):

(i) Any employment, severance or consulting Contract, or “change in control” Contract  (including any understandings or obligations with respect to severance or termination pay liabilities or fringe benefits) with any present or former officer, director, employee, or independent contractor including in any such person’s capacity as a consultant (other than those which are terminable at will without any further amount being payable thereunder as a result of such termination by SE Corp or any SE Corp subsidiary);

(ii) Any Contract providing for bonuses, pensions, options, deferred compensation, retirement payments, profit sharing or similar arrangements for or with any past or present officers, directors, employees or independent contractors of SE Corp or any SE Corp subsidiary;

(iii) Any Contract which provides for payments or benefits in certain circumstances which, together with other payments or benefits payable to any participant therein or party thereto, might render any portion of any such payments or benefits subject to disallowance of deduction therefor as a result of the application of Section 280G of the Code;

(iv) Any collective bargaining agreement or Contract with any labor union;

(v) Any Contract covenants which limit the ability of SE Corp or any of its subsidiaries to compete in any line of business or which involve any restriction of the geographical area in which SE Corp or any of its subsidiaries may carry on its businesses (other than as may be required by law or applicable regulatory authorities);

(vi) Any Contract which by its terms limits the payment of dividends by SE Corp or any of its subsidiaries;

(vii) Any Contract evidencing or related to indebtedness for borrowed money whether directly or indirectly, by way of purchase money obligation, conditional sale, lease purchase, guaranty or otherwise, in respect of which SE Corp or any SE Corp subsidiary is an obligor to any person, which instrument evidences or relates to indebtedness other than deposits, repurchase agreements, FHLB advances, bankers’ acceptances, and “treasury tax and loan” accounts and transactions in “federal funds” in each case established in the ordinary course of business consistent with past practice, or which contains financial covenants or other restrictions (other than those relating to the payment of principal and interest when due);

(viii) Any Contract with annual payments aggregating $25,000 or more other than loans;

(ix) Any Contract not terminable without cause within 60 days’ notice or less without penalty;

(x) Any Contract (other than this Agreement) that restricts or limits in any material way the conduct of business by SE Corp or any SE Corp subsidiary;

(xi) Any Contract for lease of real property;

(xii) Any Contract with any broker-dealer or investment adviser;

(xiii) Any Contract with any investment company registered under the Investment Company Act of 1940;

(xiv) Any other Contract (whether written or oral) that is material to the financial condition, results of operations or business of SE Corp or any of its subsidiaries, taken as a whole;

(xv) Any other Contract which would be required to be disclosed in reports filed by SE Corp with the Board of Governors of the Federal Reserve System (“FRB”), the Federal Deposit Insurance Corporation (“FDIC”) or the Office of Comptroller of the Currency (“OCC”).

Collectively, those contracts or agreements listed on Schedule 3.16 are referred to herein as the “Material Contracts.”  True and correct copies of Material Contracts have been provided to Beneficial on or before the date hereof, as listed in the respective disclosure schedules and are in full force and effect on the date hereof.

(b) There is not, under any Material Contract to which SE Corp or any of its subsidiaries is a party, any existing default or event of default, or any event which with notice or lapse of time, or both, would constitute a default or force majeure, or provide the basis for any other claim of excusable delay or non-performance.

(c) Except as set forth on Schedule 3.16(c), (i) neither the execution of this Agreement nor the consummation of the transactions contemplated hereby will result in termination of any of the Material Contracts or modify or accelerate any of the terms of such Material Contracts; and (ii) no consents are required to be obtained and no notices are required to be given in order for the Material Contracts to remain effective, without any modification or acceleration of any of the terms thereof, following the execution of this Agreement or consummation of the transactions contemplated by this Agreement.

(d) Schedule 3.16(d) lists the deadlines for extensions or terminations of any Material Contracts (including specifically data processing agreements).

(e) Each Contract for lease of real estate that requires the consent of the lessor or its agent resulting from the Merger or the Bank Merger by virtue of the terms of any such lease is listed in Schedule 3.16(e) identifying the section of the lease that contains such prohibition or restriction.

(f) To the Knowledge of SE Corp, there are no voting agreements, voting trusts or other agreements among shareholders of SE Corp.

Section 3.15 Regulatory Matters.  Neither SE Corp nor any of its subsidiaries has taken or agreed to take any action or has any Knowledge of any fact or has agreed to any circumstance that would materially impede or delay receipt of any Consents of any Regulatory Authorities referred to in this Agreement including, matters relating to the Community Reinvestment Act and protests thereunder.

Section 3.16 Registration Obligations.  SE Corp is not under any obligation, contingent or otherwise, which will survive the Merger to register any of its securities under the Securities Act or any state securities laws.

Section 3.17 Antitakeover Provisions.  Neither SE Corp nor SE Bank is required to take any action to exempt SE Corp, SE Bank, this Agreement or the transactions contemplated hereby, including the Merger, from any provisions of an antitakeover nature contained in their organizational documents, or the provisions of any federal or state “antitakeover,” “fair price,” “moratorium,” “control share acquisition” or similar laws or regulations.  The vote required to approve this Agreement is the affirmative vote of a majority of the votes cast by holders of SE Corp Shares.

Section 3.18 Insurance.  SE Corp and its subsidiaries are presently insured as set forth on Schedule 3.20, and during each of the past three calendar years have been insured (including fidelity bonds and errors and omissions insurance), for such amounts against such risks as companies or institutions engaged in a similar business would, in accordance with good business practice, customarily be insured.  The policies of fire, theft, liability and other insurance maintained with respect to the assets or businesses of SE Corp and its subsidiaries provide adequate coverage against loss in connection with the operations of the business.  Such policies of insurance are listed and described in Schedule 3.20.  Neither SE Corp nor its subsidiaries have received notice from any insurance carrier during the past five years that such insurance will be canceled or that coverage thereunder will be reduced or eliminated.  Except as set forth in Schedule 3.20, there are presently no claims pending under such policies of insurance and no notices of potential claims have been given by SE Corp or its subsidiaries under such policies (other than with respect to health or disability insurance claims) submitted under any of their insurance policies that are still pending.  To the Knowledge of SE Corp, all such insurance is valid and enforceable and in full force and effect, and within the last three years, SE Corp and each of its subsidiaries has received each type of insurance coverage for which it has applied and during such periods has not been denied indemnification for any claims submitted under any of their insurance policies.

Section 3.19 Labor.

(a) No work stoppage involving SE Corp or any of its subsidiaries is pending or, to the Knowledge of SE Corp, threatened as of the date hereof.  As of the date hereof, neither SE Corp nor any of its subsidiaries is involved in any proceeding asserting that SE Corp or any of its subsidiaries has committed an unfair labor practice or any labor dispute, arbitration, lawsuit or administrative proceeding that is still pending. No union represents or, to the Knowledge of SE Corp, claims to represent any employees of SE Corp or any of its subsidiaries, and, to the Knowledge of SE Corp and its subsidiaries, no labor union is attempting to organize employees of SE Corp or any of its subsidiaries.

(b) Schedule 3.21(b) sets forth a true and complete list of all employees of SE Corp and its subsidiaries as of the date hereof, together with the employee position, title, salary and date of hire.  Except as set forth on Schedule 3.16(a) hereto, no employee of SE Corp or any of its subsidiaries has any contractual right to continued employment by SE Corp or any of its subsidiaries.

(c) SE Corp and its subsidiaries are in material compliance with all applicable laws and regulations relating to employment or the workplace, including, without limitation, provisions relating to wages, hours, collective bargaining, safety and health, work authorization, equal employment opportunity, immigration and the withholding of income taxes, unemployment compensation, workers compensation, employee privacy and right to know and social security contributions.

(d) Except as set forth on Schedule 3.21(d) hereto, since October 31, 2008, there has not been, there is not presently pending or, to the Knowledge of SE Corp, threatened any proceeding against or affecting SE Corp or any of its subsidiaries relating to the alleged violation of any Legal Requirement pertaining to labor relations or employment matters, including any charge or complaint filed by an employee or union with the National Labor Relations Board, the Equal Employment Opportunity Commission or any comparable Governmental Body or regulatory agency, organizational activity, or other labor or employment dispute against or affecting SE Corp or any of its subsidiaries.

Section 3.20 Compliance with Laws.  SE Corp and its subsidiaries have materially complied with all applicable federal, foreign, state and local Legal Requirements and Orders, and are in compliance with such Legal Requirements and Orders as of the date hereof.  Except as disclosed in Schedule 3.22:

(a) neither SE Corp nor any of its subsidiaries is in violation of any Legal Requirements, Orders or Governmental Authorizations applicable to its business or the employees or agents or representatives conducting its business (other than where such violation will not, alone or in the aggregate, have a Material Adverse Effect on SE Corp and its subsidiaries;

(b) neither SE Corp nor any of its subsidiaries has received a notification or communication from any Governmental Body or any Regulatory Authority or the staff thereof that has not been resolved (i) asserting that it is not in compliance with any Legal Requirements or Orders, other than where such noncompliance will not, alone or in the aggregate, have a Material Adverse Effect on SE Corp and its subsidiaries, (ii) threatening to revoke any Governmental Authorization other than where such revocation would not, alone or in the aggregate, have a Material Adverse Effect on SE Corp and its subsidiaries, (iii) requiring or threatening to require it to enter into any cease and desist order, formal agreement, commitment or memorandum of understanding, or to adopt any resolutions or similar undertakings, or (iv) directing, restricting or limiting, or purporting to direct, restrict or limit in any material manner, its operations, including, without limitation, any restrictions on the payment of dividends, or that in any manner relates to such entity’s capital adequacy, credit policies, operations, management or business (other than regulatory restrictions generally applicable to federal savings banks or their holding companies);

(c) neither SE Corp nor any of its subsidiaries is aware of, has been advised of, or has any reason to believe that any facts or circumstances exist, which would cause it:  (i) to be deemed to be operating in violation of the Federal Bank Secrecy Act, as amended, and its implementing regulations (31 C.F.R. Part 103), the USA PATRIOT Act of 2001, Public Law 107-56 (the “USA PATRIOT Act”), or the regulations promulgated thereunder, any order issued with respect to anti-money laundering by the U.S. Department of the Treasury’s Office of Foreign Assets Control, or any other applicable anti-money laundering statute, rule or regulation, the Federal Deposit Insurance Act, the Federal Reserve Act, the Equal Credit Opportunity Act, the Fair Housing Act, the Home Owners’ Loan Act, the Community Reinvestment Act of 1977,  the Home Mortgage Disclosure Act, or any other applicable fair lending laws or laws relating to discriminatory business practices; or (ii) to be deemed not to be in satisfactory compliance with the applicable privacy of customer information requirements contained in any federal and state privacy laws and regulations, including without limitation, in Title V of the Gramm-Leach-Bliley Act of 1999 and regulations promulgated thereunder, as well as the provisions of the information security program adopted by SE Corp pursuant to 12 C.F.R. Part 170, Appendix B.  Furthermore, the Board of Directors of SE Corp has adopted and SE Corp has implemented an anti-money laundering program that contains adequate and appropriate customer identification verification procedures that materially comply with Section 326 of the USA PATRIOT Act and such anti-money laundering program meets the requirements of Section 352 of the USA PATRIOT Act and the regulations thereunder;

(d) neither of SE Corp nor any of its subsidiaries has any “covered transactions” between SE Bank and an “affiliate” within the meaning of Sections 23A and 23B of the Federal Reserve Act and the regulations thereunder that are not in compliance with such provisions; and

(e) to SE Corp’s Knowledge, none of the officers, directors, managers, members, employees or partners of SE Corp or any of its subsidiaries, has at any time made or received any bribe, kickback or other illegal payment or engaged in any other illegal or improper conduct that has led to any fine, penalty, sanction or liability.  SE Corp has no Knowledge of any actual, possible or proposed disciplinary action by any Governmental Body against any of SE Corp’s or any of its subsidiaries’ officers, directors, managers, members, partners or employees.

Section 3.21 Transactions with Management.  Except for (i) deposits, all of which are on terms and conditions comparable to those made available to other customers of SE Corp at the time such deposits were entered into, (ii) the loans listed on Schedule 3.5 or arm’s length loans to employees entered into in the ordinary course of business, (iii) compensation arrangements or obligations under employee benefit plans of SE Corp or any of its subsidiaries set forth in Schedule 3.12, and (iv) any loans or deposit agreements entered into in the ordinary course with customers of SE Corp or SE Bank, there are no Contracts with or commitments to directors, officers or employees involving the expenditure of more than $25,000 as to any one individual, including, with respect to any business directly or indirectly controlled by any such Person, or $50,000 for all such contracts for commitments in the aggregate for all such individuals.

Section 3.22 Derivative Contracts.  None of SE Corp nor any of its subsidiaries is a party to or has agreed to enter into an exchange-traded or over-the-counter swap, forward, future, option, cap, floor or collar financial contract or agreement, or any other contract or agreement not included in Financial Statements of SE Corp which is a financial derivative contract (including various combinations thereof) (“Derivative Contracts”), except for those Derivative Contracts set forth in Schedule 3.24.

Section 3.23 Deposits.  None of the deposits of SE Bank are “brokered” deposits as such term is defined in the Rules and Regulations of the FDIC or are subject to any encumbrance, legal restraint or other legal process (other than garnishments, pledges, set off rights, escrow limitations and similar actions taken in the ordinary course of business), and no portion of such deposits represents a deposit of any Affiliate of SE Corp’s.

Section 3.24 Controls and Procedures.

(a) SE Corp and its subsidiaries have devised and maintained systems of internal accounting control sufficient to provide reasonable assurances that: (i) all material transactions are executed in accordance with general or specific authorization of the Board of Directors and the duly authorized executive officers of SE Corp and its subsidiaries; (ii) all material transactions are recorded as necessary to permit the preparation of financial statements in conformity with GAAP or any other criteria applicable to such financial statements, and to maintain proper accountability for items therein; (iii) access to the material properties and assets of SE Corp and its subsidiaries is permitted only in accordance with general or specific authorization of the Board of Directors and the duly authorized executive officers of SE Corp and its subsidiaries; and (iv) the recorded accountability for items is compared with the actual levels at reasonable intervals and appropriate actions taken with respect to any differences.

(b) The records, systems, controls, data and information of SE Corp and its subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of SE Corp or its subsidiaries (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that would not reasonably be expected to materially impact SE Corp’s systems of internal accounting controls described in Section 3.26(a).

(c) Since January 1, 2007, (i) neither SE Corp nor any of SE Corp’s subsidiaries nor, to the Knowledge of SE Corp, any director, officer, employee, auditor, accountant or representative of SE Corp or any of SE Corp subsidiaries has received any written complaint, allegation, assertion, or claim that SE Corp or any SE Corp subsidiary has engaged in improper or illegal accounting or auditing practices or maintains improper or inadequate internal accounting controls, and (ii) no attorney representing SE Corp or any SE Corp subsidiary, whether or not employed by SE Corp or any SE Corp subsidiary, has reported evidence of a material violation of U.S. federal or state securities laws, a material breach of fiduciary duty or similar material violation by SE Corp, any of SE Corp’s subsidiaries or any of their respective officers, directors, employees or agents to any officer of SE Corp, the Board of Directors of SE Corp or any member or committee thereof.

Section 3.25 Proxy Materials.  None of the information relating to SE Corp to be included in the Proxy Statement which is to be mailed to the shareholders of SE Corp in connection with the solicitation of their approval of this Agreement will, at the time such Proxy Statement is mailed or at the time of the meeting of shareholders to which such Proxy Statement relates, be false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make a statement therein not false or misleading.

Section 3.26 Deposit Insurance.  The deposit accounts of SE Bank are insured by the FDIC up to applicable limits and in accordance with the provisions of the Federal Deposit Insurance Act (the “Act”).  SE Corp has paid all regular premiums, required prepayments of premiums and special assessments and filed all reports required under the Act.

Section 3.27 Intellectual Property.

(a) Except as set forth on Schedule 3.29(a), SE Corp and its subsidiaries own and have good and marketable title to, or possesses full, legally enforceable rights to use, free and clear of any and all Encumbrances, all Intellectual Property used by SE Corp or any of its subsidiaries in the business as currently conducted or as proposed to be conducted.  The Intellectual Property owned by or legally licensed to and used by SE Corp and its subsidiaries collectively constitutes all of the Intellectual Property necessary to enable SE Corp and its subsidiaries to conduct the business as presently conducted.  No current or former officer, director, member, manager, employee, consultant or independent contractor of SE Corp or any of its subsidiaries, and, with respect only to Intellectual Property owned by SE Corp or any of its subsidiaries, no Person, has any right, claim or interest in or with respect to any Intellectual Property owned, developed for, under development for, held for use in, or used in the business conducted by SE Corp and its subsidiaries.  Except as disclosed on Schedule 3.29(a), SE Corp’s right, the rights of its subsidiaries, or the rights of any of their successors, in the Intellectual Property will not cease or be impaired by reason of entry into or performance of this Agreement or the consummation of the transactions contemplated hereby.

(b) Schedule 3.29(b) lists all Patents and all registered Trademarks (including, without limitation, internet domain name registrations), and Trademark applications and all registered Copyrights and Copyright applications used by SE Corp and its subsidiaries as of the date of this Agreement.    To the Knowledge of SE Corp, neither SE Corp nor any of its subsidiaries is infringing, violating, interfering with, misappropriating or making unlawful use of, nor has SE Corp or any of its subsidiaries received any notice or other communication (in writing or otherwise) of any actual, alleged, possible or potential infringement, violation, interference, misappropriation or unlawful use of any proprietary asset owned or used by any Person.

Section 3.28 Fairness Opinion.  Prior to the execution of this Agreement, SE Corp has received an opinion from FinPro, Inc. to the effect that as of the date thereof and based upon and subject to the matters set forth therein, the Merger Consideration is fair to the shareholders of SE Corp from a financial point of view (the “Fairness Opinion”).  Such opinion has not been amended or rescinded as of the date of this Agreement.

Section 3.29 No Trust Powers.  Neither SE Corp nor any of its subsidiaries exercise trust powers or acts as a fiduciary, trustee, agent, custodian, personal representative, guardian, conservator or investment advisor with respect to assets held other than acting as a trustee or custodian with respect to IRA accounts related to insured deposits, as trustee or custodian for other insured deposits held, as a trustee in connection with employee benefit plans or in connection with escrow accounts for insurance and tax payments of borrowers.

Section 3.30 Indemnification.  Except as set forth in Schedule 3.32 and except as provided in the Articles of Incorporation and Bylaws of SE Corp, SE Corp is not a party to any indemnification agreement with any of its present directors, officers, employees, agents or other persons who serve or served in any other capacity with any other enterprise at the request of SE Corp (a “Covered Person”), and, except as set forth in Schedule 3.32, to SE Corp’s Knowledge, there are no claims for which any Covered Person would be entitled to indemnification under the Articles of Incorporation and Bylaws of SE Corp, or under the governing documents of any of SE Corp’s subsidiaries, applicable law, regulation or any indemnification agreement.

Section 3.31 Securities.

(a) Except as set forth on Schedule 3.33, no investment security or mortgage backed security held by SE Corp or any of its subsidiaries, were it held as a loan, would be classified as “substandard,” “doubtful,” “loss,” “other assets especially mentioned,” “special mention,” “credit risk assets,” or any comparable classifications. SE Corp and all SE Corp subsidiaries have good title to all securities and commodities owned by them (except those sold under repurchase agreements or held in any fiduciary or agency capacity), free and clear of any Encumbrances, except to the extent such securities or commodities are pledged in the ordinary course of business to secure obligations of SE Corp or SE Corp subsidiaries.  Such securities and commodities are valued on the books of SE Corp in accordance with GAAP.  SE Corp and all SE Corp subsidiaries and their respective businesses employ, and have acted in compliance in all material respects with, investment, securities, commodities, risk management and other policies, practices and procedures that SE Corp believes are prudent and reasonable in the context of such businesses.

Section 3.32 Untrue Statements and Omissions.  No representation or warranty or other statement made by SE Corp or SE Bank in this Agreement, the Schedules or otherwise in connection with the transactions contemplated hereby contains any untrue statement or omits to state a fact necessary to make any such warranty or statement, in light of the circumstances in which it was made, not misleading.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF BENEFICIAL

Beneficial and Beneficial Bank hereby represent and warrant to SE Corp and SE Bank as follows as of the date hereof and as of all times up to and including the Effective Time of the Merger (except as otherwise provided):

Section 4.1 Organization and Related Matters of Beneficial.

(a) Beneficial is a federally chartered stock savings and loan holding company duly organized, validly existing and in good standing under the laws of the United States.  Beneficial has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as now conducted and Beneficial is licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by Beneficial, or the character or location of the properties and assets owned or leased by Beneficial makes such licensing or qualification necessary.  True and correct copies of the Charter and the Bylaws of Beneficial, each as amended to the date hereof, have been made available to SE Corp.

(b) Beneficial Bank is a Pennsylvania chartered stock savings bank, duly organized, validly existing and in good standing under the laws of the Commonwealth of Pennsylvania.  Beneficial Bank has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as such business is now being conducted.  All of the issued and outstanding shares of capital stock of Beneficial Bank are owned by Beneficial free and clear of all liens and encumbrances and adverse claims thereto.  True and correct copies of the Articles of Incorporation and the Bylaws of Beneficial Bank, each as amended to the date hereof, have been delivered to SE Corp.

(c) Beneficial has in effect all federal, state, local and foreign governmental, regulatory and other authorizations, permits and licenses necessary for it to own or lease its properties and assets and to carry on its business as now conducted, the absence of which, either individually or in the aggregate, would have a Material Adverse Effect on Beneficial.

Section 4.2 Authorization.  The execution, delivery, and performance of this Agreement, and the consummation of the transactions contemplated hereby and in any related agreements, have been duly authorized by the Boards of Directors of Beneficial and Beneficial Bank, and no other corporate or other proceedings on the part of Beneficial and Beneficial Bank are or will be necessary to authorize this Agreement and the transactions contemplated hereby.  This Agreement is the legal, valid and binding obligation of Beneficial and Beneficial Bank enforceable against them in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought.  Neither the execution, delivery or performance of this Agreement by Beneficial or Beneficial Bank nor the consummation of the transactions contemplated hereby will (i) violate any provision of the respective charter documents of Beneficial or Beneficial Bank, or, (ii) assuming that any necessary Consents are duly obtained, violate any Legal Requirement or Order, except as will not individually or in the aggregate have a Material Adverse Effect on Beneficial.

Section 4.3 Consents and Approvals.  Except for (i) the Consents of the Regulatory Authorities; (ii) approval of this Agreement by the shareholders of SE Corp; and (iii) as disclosed in Schedule 4.3, no consents or approvals by, or filings or registrations with, any third party or any public body, agency or authority are necessary in connection with the execution and delivery by Beneficial and Beneficial Bank of this Agreement, and the consummation of the Merger and the other transactions contemplated hereby.

Section 4.4 Regulatory Matters.  Beneficial has not agreed to take any action, has no knowledge of any fact and has not agreed to any circumstance that would materially impede or delay receipt of any Consent from any Regulatory Authority referred to in this Agreement, including matters relating to the Community Reinvestment Act.

Section 4.5 Absence of Certain Changes or Events.  Since October 31, 2010, there has not been any change or any event which has had, or is reasonably likely to have, a Material Adverse Effect on Beneficial, or a combination of such changes or events which has had, or is reasonably likely to have, a Material Adverse Effect on Beneficial and no fact or condition exists as of the date hereof which might reasonably be expected to cause any such change or event in the future.

Section 4.6 Access to Funds.  Beneficial has, and on the Closing Date will have, access to all funds necessary to consummate the Merger and pay the aggregate Merger Consideration.

Section 4.7 Deposit Insurance.  The deposit accounts of Beneficial Bank are insured by the FDIC up to applicable limits and in accordance with the provisions of the Act.  Beneficial Bank has paid all regular premiums, required prepayments and special assessments and filed all reports required under the Act.

Section 4.8 Bank Secrecy Act.  Neither Beneficial nor any of its subsidiaries is aware of, has been advised of, or has any reason to believe that any facts or circumstances exist, which would cause it:  (i) to be deemed to be operating in violation of the Federal Bank Secrecy Act, as amended, and its implementing regulations (31 C.F.R. Part 103), the USA PATRIOT Act of 2001, Public Law 107-56 (the “USA PATRIOT Act”), or the regulations promulgated thereunder, any order issued with respect to anti-money laundering by the U.S. Department of the Treasury’s Office of Foreign Assets Control, or any other applicable anti-money laundering statute, rule or regulation, the Federal Deposit Insurance Act, the Federal Reserve Act, the Equal Credit Opportunity Act, the Fair Housing Act, the Home Owners’ Loan Act, the Community Reinvestment Act of 1977,  the Home Mortgage Disclosure Act, or any other applicable fair lending laws or laws relating to discriminatory business practices; or (ii) to be deemed not to be in satisfactory compliance with the applicable privacy of customer information requirements contained in any federal and state privacy laws and regulations, including without limitation, in Title V of the Gramm-Leach-Bliley Act of 1999 and regulations promulgated thereunder, as well as the provisions of the information security program adopted by Beneficial pursuant to 12 C.F.R. Part 170, Appendix B.  Furthermore, the Board of Directors of Beneficial has adopted and Beneficial has implemented an anti-money laundering program that contains adequate and appropriate customer identification verification procedures that materially comply with Section 326 of the USA PATRIOT Act and such anti-money laundering program meets the requirements of Section 352 of the USA PATRIOT Act and the regulations thereunder;

Section 4.9 Proxy Materials.  None of the information relating solely to Beneficial or any of its subsidiaries to be included in the Proxy Statement which is to be mailed to the shareholders of SE Corp in connection with the solicitation of their approval of this Agreement will, at the time such Proxy Statement is mailed or at the time of the meeting of shareholders of SE Corp to which such Proxy Statement relates, be false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make a statement therein not false or misleading.

Section 4.10 Untrue Statements and Omissions.  No representation or warranty contained in Article 4 of this Agreement or in the Schedules of Beneficial or Beneficial Bank contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

ARTICLE 5

COVENANTS AND AGREEMENTS

Section 5.1 Conduct of the Business of the Parties.

(a) During the period from the date of this Agreement to the Effective Time of the Merger, SE Corp shall, and shall cause its subsidiaries to, (i) conduct its business in the usual, regular and ordinary course consistent with past practice and prudent banking principles, (ii) use its best efforts to maintain and preserve intact its business organization, employees, goodwill with customers and other  advantageous business relationships and retain the services of its officers, key employees, and independent contractors, (iii) maintain its properties and assets in satisfactory condition and repair for the purposes for which they are intended, ordinary wear and tear excepted, and (iv) except as required by law or regulation, take no action which would adversely affect or delay the ability of SE Corp or Beneficial to obtain any Consent from any Regulatory Authority or other approvals required for the consummation of the transactions contemplated hereby or to perform its covenants and agreements under this Agreement.

(b) During the period from the date of this Agreement to the Effective Time of the Merger, except as required by law or regulation, neither SE Corp nor any of its subsidiaries shall, without the prior written consent of Beneficial (which consent shall not be unreasonably withheld):

(i) change, delete or add any provision of or to the Articles of Incorporation or Bylaws or other governing documents of any such entity;

(ii) except for the issuance of SE Corp Shares upon the exercise of SE Corp Options prior to the Effective Time of the Merger, change the number of shares of its authorized, issued or outstanding capital stock, including any issuance, purchase, redemption, split, combination or reclassification thereof, or issue or grant any option, warrant, call, commitment, subscription, right or agreement to purchase relating to its capital stock, or declare, set aside or pay any dividend or other distribution with respect to its outstanding capital stock provided that SE Corp may pay its quarterly cash dividend in an amount not to exceed $0.03 per SE Corp Share;

(iii) incur any material liabilities or material obligations (other than deposit liabilities and short-term borrowings in the ordinary course of business), whether directly or by way of guaranty, including any obligation for borrowed money, or whether evidenced by any note, bond, debenture, or similar instrument;

(iv) except as set forth on Schedule 5.1(b)(iv), make any capital expenditures individually in excess of $25,000 other than expenditures necessary to maintain existing assets in good repair;

(v) sell, transfer, convey or otherwise dispose of any real property (including “other real estate owned”) or interest therein other than in the ordinary course of business;

(vi) except as set forth on Schedule 5.1(b)(vi), pay any bonuses to any employee, officer, director or other person; enter into any new, or amend in any respect any existing, employment, consulting, non-competition or independent contractor agreement with any person; alter the terms of any existing incentive bonus or commission plan; adopt any new or amend in any material respect any existing employee benefit plan except as may be required by law; grant any general increase in compensation or pay any bonuses to its employees as a class or to its officers or employees; grant any increase in fees or other compensation or in other benefits to any of its directors; or effect any change in retirement benefits to any class of employees or officers, except as required by law;

(vii) enter into or extend any agreement, lease or license relating to real property, personal property, data processing or bankcard functions that involves an aggregate of $25,000 or more;

(viii) acquire or agree to acquire five percent (5%) or more of the assets or equity securities of any Person or acquire direct or indirect control of any Person other than in connection with foreclosures in the ordinary course of business; provided however, SE Corp shall consult with Beneficial with respect to any such foreclosures;

(ix) except pursuant to binding commitments for loans issued on or before the date hereof, originate, purchase, extend or grant any loan in principal amount in excess of $500,000 without permitting a designated representative of Beneficial the opportunity to view such loan at least one day in advance of making the loan or attend the loan committee meeting at which such extension of credit will be considered and the opportunity to discuss such proposed extension of credit with the loan committee; it being understood that any questions will be raised by Beneficial at such meeting or during such one day review period;

(x) enter into a Contract for or otherwise make any investment in securities in excess of $500,000 other than federal agency securities (including mortgage-backed securities) with a maturity of no longer than 10 years;

(xi) file any applications or make any contract with respect to branching by SE Bank (whether de novo, purchase, sale or relocation) or acquire or construct, or enter into any agreement to acquire or construct, any interest in real property;

(xii) form any new subsidiary;

(xiii) increase or decrease the rate of interest paid on time deposits or on certificates of deposit, except in a manner and pursuant to policies consistent with past practices;

(xiv) take any action that is intended or may reasonably be expected to result in any of the conditions to the Merger set forth in Article 7 or Article 8 not being satisfied;

(xv) purchase or sell or otherwise acquire any investment securities other than in the ordinary course of business consistent with past practices and in accordance with SE Corp’s investment policy;

(xvi) commence any cause of action or proceeding other than in accordance with past practice or settle any action, claim, arbitration, complaint, criminal prosecution, demand letter, governmental or other examination or investigation, hearing, inquiry or other proceeding against it for material money damages or material restrictions upon any of their operations;

(xvii) waive, release, grant or transfer any rights of value or modify or change any existing agreement or indebtedness to which it is a party (other than as a lender), other than in the ordinary course of business, consistent with past practice;

(xviii) enter into, renew, extend or modify any other transaction (other than a deposit transaction) with any Affiliate other than pursuant to existing policies;

(xix) enter into any interest rate swaps, caps, floors, option agreements, futures and forward contracts and other similar risk management arrangements, or take any other action for purposes of hedging the exposure of its interest-earning assets and interest-bearing liabilities to changes in market rates of interest;

(xx) other than as a result of the execution of this Agreement or the consummation of the transactions contemplated hereby, take any action that would give rise to a right of payment to any individual under any employment agreement (other than salary earned for prior service);

(xxi) make any change in policies in existence on the date of this Agreement with regard to: the extension of credit, or the establishment of reserves with respect to the possible loss thereon or the charge off of losses incurred thereon; investments; asset/liability management; or other material banking policies except as may be required by changes in applicable law or regulations or by a Regulatory Authority or changes in GAAP, as advised by SE Corp’s independent public accountants;

(xxii) other than as a result of the execution of this Agreement or the consummation of the transactions contemplated hereby, take any action that would give rise to an acceleration of the right to payment to any individual under any Employee Benefit Plan;

(xxiii) purchase or otherwise acquire, or sell or otherwise dispose of, any assets or incur any liabilities other than in the ordinary course of business consistent with past practices and policies;

(xxiv) foreclose upon or take a deed or title to any commercial real estate without first conducting a Phase I environmental assessment of the property or if such assessment indicates the presence of Hazardous Material or an underground storage tank;

(xxv) make any written communications to the directors, officers or employees of SE Corp, SE Bank or any SE Corp subsidiary pertaining to compensation or benefit matters that are affected by the transactions contemplated by this Agreement without first providing Beneficial with a copy or description of the intended communication, which Beneficial shall promptly review and comment on, and Beneficial and SE Corp shall cooperate in providing any such mutually agreeable communication; or

(xxvi) terminate any individual who is a party to an employment contract or change of control agreement prior to the Effective Time of the Merger other than termination “for cause” as such term is defined in the applicable agreement; provided that SE Corp shall use its best efforts to notify Beneficial in writing prior to terminating any individual “for cause.”

Section 5.2 Current Information.

(a) SE Corp.  During the period from the date of this Agreement to the Effective Time of the Merger or the time of termination or abandonment of this Agreement, SE Corp will cause one or more of its designated representatives to confer on a regular and frequent basis with representatives of Beneficial and to report the general status of the ongoing operations of SE Corp.  SE Corp will promptly notify Beneficial of any material change in the normal course of business or the operations or the properties of SE Corp, any governmental complaints, investigations or hearings (or communications indicating that the same may be contemplated) affecting SE Corp, the institution or the threat of material litigation, claims, threats or causes of action involving SE Corp, and will keep Beneficial fully informed of such events.  SE Corp will furnish to Beneficial, promptly after the preparation and/or receipt by SE Corp thereof, copies of its unaudited quarterly periodic financial statements and TFRs for the applicable periods then ended, and such financial statements and TFRs shall, upon delivery to Beneficial, be treated, for purposes of Section 3.3 hereof, as among the Financial Statements of SE Corp and the Financial Regulatory Reports of SE Bank, as applicable.

Section 5.3 Access to Properties; Personnel and Records; Systems Integration.

(a) During the period from the date of this Agreement to the Effective Time of the Merger or the time of termination or abandonment of this Agreement, SE Corp and its subsidiaries shall permit the Beneficial or its agents reasonable access upon prior notice, during normal business hours, to its properties, and shall disclose and make available (together with the right to copy) to Beneficial and to its internal auditors, loan review officers, attorneys, accountants and other representatives, all books, papers and records relating to the assets, stock, properties, operations, obligations and liabilities of Beneficial, including all books of account (including the general ledger), tax records, minute books of directors’ and shareholders’ meetings, organizational documents, bylaws, contracts and agreements, filings with any regulatory agency, correspondence with regulatory or taxing authorities, documents relating to assets, titles, abstracts, appraisals, consultant’s reports, plans affecting employees, and any other assets, business activities or prospects in which Beneficial may have a reasonable interest; provided, that SE Corp need not furnish, and need not cause its Subsidiaries to furnish, access to any minutes, books, reports, appraisals, records, contracts, properties or information to the extent such material discusses matters involving this Agreement or any Acquisition Transaction or any matters that are protected by attorney-client privilege, and SE Corp shall use its reasonable best efforts to provide to Beneficial and its representatives access to the work papers of SE Corp.  During the period from the date of this Agreement to the Effective Time of the Merger or the time of termination or abandonment of this Agreement, SE Corp shall provide to Beneficial with reasonable notice of all special and regular meetings of the SE Corp Board of Directors and committees thereof and SE Corp will invite a Beneficial representative to attend all such meetings and provide Beneficial with a copy of the board packages in advance of such meetings and a copy of the minutes of such meetings promptly thereafter; provided, however, that any such Beneficial representative shall, at the request of the SE Corp Board of Directors or any committee thereof, as the case may be, recuse himself or herself from any such meeting in the event that this Agreement or any Acquisition Transaction is the subject of discussion or if counsel to SE Corp in good faith advises that such recusal is required to preserve the attorney-client privilege with respect to any specific matter.  SE Corp shall provide information not less than monthly regarding the business activities and operations of SE Corp and will establish procedures with Beneficial for coordinating and monitoring of transition activities.  The foregoing rights granted shall not, whether or not and regardless of the extent to which the same are exercised, affect the representations and warranties made in this Agreement.

(b) Any information furnished by the Parties hereto in connection with this Agreement, whether furnished before or after the date of this Agreement, shall be treated as the sole property of the Party providing such information until the consummation of the Merger contemplated hereby and, if such transaction shall not occur, the Party receiving the information shall return to the Party which furnished such information, all documents or other materials containing, reflecting or referring to such information, shall use its best efforts to keep confidential all such information, and shall not directly or indirectly use such information for any competitive or other commercial purposes.  The obligation to keep such information confidential shall continue for two (2) years from the date the proposed transactions are abandoned but shall not apply to (i) any information which (a) the Party receiving the information was already in possession of prior to disclosure thereof by the Party furnishing the information, (b) was then available to the public, or (c) became available to the public through no fault of the Party receiving the information; or (ii) disclosures pursuant to a Legal Requirement or in accordance with an Order of a court of competent jurisdiction or regulatory agency; provided, however, the Party which is the subject of any such Legal Requirement or Order shall use its best efforts to give the other Party at least ten business days prior written notice thereof.  Each Party hereto acknowledges and agrees that a breach of any of their respective obligations under this Section 5.3 would cause the other irreparable harm for which there is no adequate remedy at law, and that, accordingly, each is entitled to injunctive and other equitable relief for the enforcement thereof in addition to damages or any other relief available at law.  Without the consent of the other Party, neither Party shall use information furnished to such Party other than for the purposes of the transactions contemplated hereby.

(c) No Party shall be required to provide access to or to disclose information where such access or disclosure would contravene any Legal Requirement or Order, or would violate any confidentiality agreement entered into by such Party prior to the date hereof; provided that each Party shall cooperate with the other Party in seeking to obtain Consents from appropriate Parties under whose rights or authority access is otherwise restricted.

(d) From and after the date hereof, SE Corp shall, and shall cause its directors, officers and employees to, and shall make all reasonable efforts to cause SE Corp’s data processing service providers to, cooperate and assist Beneficial in connection with an electronic and systematic conversion of all applicable data regarding SE Corp to Beneficial Bank’s system of electronic data processing.  In furtherance of, and not in limitation of, the foregoing, SE Corp shall make reasonable arrangements during normal business hours to permit personnel and representatives of Beneficial Bank to train SE Corp’s employees in Beneficial Bank’s system of electronic data processing as may be deemed necessary by Beneficial. SE Corp shall permit Beneficial to train the SE Corp employees during the 45-day period before the anticipated Effective Time of the Merger with regard to Beneficial’s operations, policies and procedures at Beneficial’s sole cost and expense.  This training may take place at either SE Corp’s branch offices or at Beneficial’s corporate headquarters at such times to be determined in cooperation with SE Corp and shall be conducted in a manner so as to not interfere with the business operations of SE Corp.

Section 5.4 Proxy Statement/Approval of Shareholders.

(a) SE Corp shall prepare the Proxy Statement and shall permit Beneficial to review and comment on such Proxy Statement prior to its mailing to SE Corp shareholders, such mailing to occur within 90 days of the date of this Agreement.

(b) SE Corp will take all steps necessary under applicable laws to call, give notice of, convene and hold a meeting of its shareholders at such time as may be mutually agreed to by the Parties for the purpose of approving this Agreement and the transactions contemplated hereby and for such other purposes consistent with the complete performance of this Agreement as may be necessary or desirable (the “SE Corp Shareholders’ Meeting”), at such time as may be mutually agreed to by the Parties (but in no event later than 60 days after the mailing of the Proxy Statement).  Subject to compliance with its fiduciary duties, the Board of Directors of SE Corp will recommend to its shareholders the approval of this Agreement and the transactions contemplated hereby and SE Corp will use its best efforts to obtain the necessary approvals by its shareholders of this Agreement and the transactions contemplated hereby.

Section 5.5 No Other Bids.  Except with respect to this Agreement and the transactions contemplated hereby, neither SE Corp nor any “Affiliate” (as defined herein) thereof, nor any investment banker, attorney, accountant or other representative (collectively, “representative”) retained by SE Corp shall directly or indirectly (i) initiate, solicit, encourage or otherwise facilitate any inquiries or the making of any proposal or offer that constitutes, or may reasonably be expected to lead to, any “Acquisition Transaction” (as defined below) by any other party, or (ii) enter into, continue or otherwise participate in any discussions or negotiations regarding or furnish any information with respect to, or otherwise cooperate in any way with, any Acquisition Transaction.  Neither SE Corp nor any Affiliate or representative thereof shall furnish any non-public information that it is not legally obligated to furnish or negotiate or enter into any Contract with respect to any Acquisition Transaction, and shall direct and use its reasonable efforts to cause its Affiliates or representatives not to engage in any of the foregoing.  SE Corp shall promptly notify Beneficial orally and in writing in the event that it receives any inquiry or proposal relating to any such Acquisition Transaction.  SE Corp shall immediately cease and cause to be terminated as of the date of this Agreement any existing activities, discussions or negotiations with any other parties conducted heretofore with respect to any of the foregoing.  Notwithstanding the foregoing provisions of this Section 5.5, in the event that, prior to obtaining shareholder approval of the Merger, SE Corp receives an unsolicited bona fide written proposal for an Acquisition Transaction not solicited in violation of this Agreement, and the SE Corp Board concludes in good faith (after consultation with its outside counsel and financial advisor) (i) it is legally necessary for the proper discharge of its fiduciary duties to respond to such Acquisition Transaction and (ii) such Acquisition Transaction constitutes a “Superior Proposal” (as defined below), SE Corp may furnish or cause to be furnished confidential information or data to the third party making such proposal and participate in negotiations or discussions, provided that prior to providing (or causing to be provided) any confidential information or data permitted to be provided pursuant to this sentence, SE Corp shall have entered into a confidentiality agreement with such third party on terms no less restrictive to SE Corp than the confidentiality agreement with Beneficial, and provided further that SE Corp also shall provide to Beneficial a copy of any such confidential information or data that it is providing to any third party pursuant to this Section 5.5 to the extent not previously provided or made available to Beneficial.  SE Corp shall promptly advise Beneficial orally and in writing of any Acquisition Transaction, the material terms and conditions of any such Acquisition Transaction (including any changes thereto). SE Corp shall (i) keep Beneficial fully informed in all material respects of the status and details (including any change to the terms thereof) of any Acquisition Transaction, and (ii) keep Beneficial fully informed in all material respects of the status and details of any determination by SE Corp’s Board of Directors with respect to any such Acquisition Transaction.

The term “Acquisition Transaction” shall, with respect to SE Corp, mean any proposal for any of the following: (i) a merger or consolidation, or any similar transaction (other than the Merger) of any company with SE Corp, (ii) a purchase, lease or other acquisition of all or substantially all the assets of SE Corp, (iii) a purchase or other acquisition of “beneficial ownership” by any “person” or “group” (as such terms are defined in Section 13(d)(3) of the Exchange Act) (including by way of merger, consolidation, share exchange, or otherwise) which would cause such person or group to become the beneficial owner of securities representing 24.9% or more of the voting power of SE Corp, or (iv) a tender or exchange offer to acquire securities representing 24.9% or more of the voting power of SE Corp. “Superior Proposal” means an Acquisition Transaction which the Board of Directors of SE Corp reasonably determines (after consultation with a financial advisor of nationally recognized reputation) to be (a) more favorable to the shareholders of SE Corp from a financial point of view than the Merger (taking into account all the terms and conditions of such proposal and this Agreement (including any changes to the financial terms of this Agreement proposed by Beneficial in response to such offer or otherwise)), and (b) reasonably capable of being completed, taking into account all financial, legal, regulatory and other aspects of such proposal.

Section 5.6 Environmental Audits.  Upon the written request of Beneficial, which request shall occur within forty (40) days of the date hereof, SE Corp will, at Beneficial’s expense, with respect to each parcel of real property that SE Corp owns, procure and deliver to Beneficial, an environmental audit and/or Environmental Phase I Site Assessment conducted by a firm reasonably acceptable to Beneficial.

Section 5.7 Title Insurance.  Upon the written request of Beneficial, which request shall occur within forty (40) days of the date hereof, SE Corp will, at Beneficial’s expense, with respect to each parcel of real property that SE Corp owns, use its best efforts to procure and deliver to Beneficial, at least forty (40) days prior to the Effective Time of the Merger, a commitment to issue owner’s title insurance in such amounts and by such insurance company reasonably acceptable to Beneficial, which policy shall be free of all material exceptions to Beneficial’s reasonable satisfaction.

Section 5.8 Consents to Assign and Use Leased Premises.  With respect to the leases disclosed in Schedule 3.14(b), SE Corp will use reasonable best efforts to obtain all Consents necessary to transfer and assign all right, title and interest of SE Corp to Beneficial Bank and to permit the use and operation of the leased premises by Beneficial Bank as of the Closing.

Section 5.9 Support Agreements.  SE Corp shall deliver to Beneficial as of the date of the Agreement, a Support Agreement in form and substance as set forth at Exhibit B, executed by each director and executive officer (including the CEO, CFO, CLO and COO) of SE Corp.

Section 5.10 Disclosure Controls.

(a) Between the date of this Agreement and the Effective Time, (i) SE Corp shall maintain disclosure controls and procedures that are effective to ensure that material information relating to SE Corp and SE Corp’s subsidiaries is made known to the President and Chief Executive Officer and Chief Financial Officer of SE Corp to permit SE Corp to record, process, summarize and report financial data in a timely and accurate manner; (ii) such officers shall promptly disclose to SE Corp’s auditors and audit committee any significant deficiencies in the design or operation of internal controls which could adversely affect SE Corp’s ability to record, process, summarize and report financial data, any material weaknesses identified in internal controls, and any fraud, whether or not material, that involves management or other employees who have a significant role in SE Corp’s internal controls; and (iii) SE Corp shall take appropriate corrective actions to address any such significant deficiencies or material weaknesses identified in the internal controls.

(b) Between the date of this Agreement and the Effective Time, SE Corp shall, upon reasonable notice during normal business hours, permit Beneficial (a) to meet with the officers of SE Corp and any SE Corp subsidiary responsible for the financial statements of SE Corp and each SE Corp subsidiary and the internal control over financial reporting of SE Corp and each SE Corp subsidiary to discuss such matters as Beneficial may deem reasonably necessary or appropriate; and (b) to meet with officers of SE Corp and any SE Corp subsidiary to discuss the integration of appropriate disclosure controls and procedures and internal control over financial reporting relating to SE Corp and each SE Corp subsidiary’s operations with the controls and procedures and internal control over financial reporting of Beneficial for purposes of assisting Beneficial in compliance with the applicable provisions of the Sarbanes-Oxley Act following the Effective Time.  SE Corp shall, and shall cause its and each SE Corp subsidiary’s respective employees and accountants to, fully cooperate with Beneficial in the preparation, documentation, review, testing and all other actions Beneficial deems reasonably necessary to satisfy the internal control certification requirements of Section 404 of the Sarbanes-Oxley Act.

Section 5.11 Bank Merger Agreement.  Prior to the Effective Time, Beneficial Bank and SE Bank shall have executed and delivered the Bank Merger Agreement substantially in the form annexed hereto as Exhibit C.

Section 5.12 Termination of SE Corp 401(k) Plan.  SE Corp shall cause any Employee Benefit Plan that includes a cash or deferred arrangement under Section 401(k) of the Code to be terminated prior to the Effective Time of the Merger.

ARTICLE 6

ADDITIONAL COVENANTS AND AGREEMENTS

Section 6.1 Best Efforts; Cooperation.  Subject to the terms and conditions herein provided, each of the Parties hereto agrees to use its best efforts to promptly take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations, or otherwise, including attempting to obtain all necessary Consents, to consummate and make effective, as soon as practicable, the transactions contemplated by this Agreement.

Section 6.2 Regulatory Matters.

(a) As promptly as practicable following the execution and delivery of this Agreement, but in no event more than forty-five (45) days from the date hereof, Beneficial and SE Corp shall cause to be prepared and filed all required applications and filings with the Regulatory Authorities which are necessary or contemplated for the obtaining of the Consents of the Regulatory Authorities or consummation of the Merger.  Such applications and filings shall be in such form as may be prescribed by the respective government agencies and shall contain such information as they may require.  The Parties hereto will cooperate with each other and use their best efforts to prepare and execute all necessary documentation, to effect all necessary or contemplated filings and to obtain all necessary or contemplated permits, consents, approvals, rulings and authorizations of government agencies and third parties which are necessary or contemplated to consummate the transactions contemplated by this Agreement, including, without limitation, those required or contemplated from the Regulatory Authorities, and the shareholders of SE Corp.  Each of the Parties shall have the right to review any filing prior to it being made with, or written material submitted to, any government agencies in connection with the transactions contemplated by this Agreement.

(b) Each Party hereto will furnish the other Party with all information concerning itself, its subsidiaries, directors, trustees, officers, shareholders and depositors, as applicable, and such other matters as may be necessary or advisable in connection with any statement or application made by or on behalf of any such Party to any governmental body in connection with the transactions, applications or filings contemplated by this Agreement, and such information shall be accurate in all material respects.  The Parties hereto will promptly furnish each other with copies of written communications received by them or their respective subsidiaries, if any, from, or delivered by any of the foregoing to, any governmental body in respect of the transactions contemplated hereby.

Section 6.3 Employment and Employee Benefits Matters.

(a) The Parties acknowledge that nothing in this Agreement shall be construed as constituting an employment agreement between Beneficial or any of its Affiliates and any officer or employee of SE Corp or an obligation on the part of Beneficial or any of its Affiliates to employ or retain any such officers or employees.

(b) Beneficial will honor the terms of the employment agreements of SE Corp set forth at Schedule 6.3(b), provided that no payments made pursuant to such employment agreements shall constitute a “parachute payment” (as such term is defined in Section 280G of the Code).

(c) Beneficial will make severance payments to any employee of SE Corp or any SE Corp subsidiary who meets all of the following conditions:  (i) the employee is not a party to an employment, consulting, change in control or severance agreement or contract providing severance payments, (ii) the employee is not listed on Schedule 6.3(c), (iii) the employee’s employment is terminated on or after the date hereof and (iv) the employee’s employment is terminated at or before the Effective Time or within 12 months after the Effective Time.  Such severance payments shall be in an amount equal to two weeks of salary for each year of service, subject to a minimum of four weeks and a maximum of 26 weeks of severance.  Such severance payments will be made at regular payroll intervals.  Such severance payments will be in lieu of any severance pay plans that may be in effect at SE Corp prior to the Effective Time.  If termination of any such employee’s employment occurs after the first anniversary of the Effective Time, then such employee shall not be entitled to severance payments described above in this paragraph, but instead shall be entitled to receive the severance pay under any severance pay plans that may be in effect at such time at Beneficial or Beneficial Bank, provided, that any such employee shall receive credit under any such plan for such employee’s service prior to the Effective Time to SE Corp, any of its subsidiaries, and any Person acquired by SE Corp or any of its subsidiaries.

(d) Prior to the Effective Time, Beneficial shall take all reasonable action so that employees of SE Corp and its subsidiaries who become employees of Beneficial or a Beneficial subsidiary (“Continuing Employees”) shall be entitled to participate, effective as soon as administratively practicable following the Effective Time, in each of the welfare and benefit plans, programs, insurance and other policies of Beneficial (“Beneficial Benefit Plans”) to the same extent as similarly-situated employees of Beneficial and its subsidiaries (it being understood that inclusion of the employees of SE Corp and its subsidiaries in the Beneficial Benefit Plans may occur at different times with respect to different plans and that any grants to any Continuing Employee under any Beneficial stock plan shall be at the discretion of Beneficial).  With respect to any Beneficial Benefit Plans related to medical, dental, health or disability benefits (collectively, “health plans”), Beneficial shall make available to Continuing Employees and their dependents employer-provided coverage under the corresponding health plans of Beneficial and its subsidiaries on the same basis as it provides coverage to employees of Beneficial and its subsidiaries, provided that Beneficial shall cause each such plan to waive any pre-existing condition limitations to the extent such conditions are currently covered under the applicable health plans of SE Corp and its subsidiaries, and to waive any waiting period limitation or evidence of insurability requirement which would otherwise be applicable to the Continuing Employees and their dependents on or after the Effective Time, in each case to the extent such employee or dependent had satisfied any similar limitation or requirement under an analogous health plan of SE Corp or its subsidiaries prior to the Effective Time.

(e) Until the Effective Time, SE Corp shall be liable for all obligations for continued health coverage pursuant to Section 4980B of the Code and Sections 601 through 609 of ERISA (“COBRA”) with respect to each SE Corp or SE Bank qualifying beneficiary (as defined in COBRA) who incurs a qualifying event (as defined in COBRA) before the Effective Time.  Beneficial shall be liable for (i) all obligations for continued health coverage under COBRA with respect to each SE Corp or SE Bank qualified beneficiary (as defined in COBRA) who incurs a qualifying event (as defined in COBRA) from and after the Effective Time, and (ii) for continued health coverage under COBRA from and after the Effective Time for each SE Corp or SE Bank qualified beneficiary who incurs a qualifying event before the Effective Time.

(f) Notwithstanding the foregoing, Beneficial may determine to continue any of the employee benefit plans, programs or arrangements of SE Corp or any its subsidiaries for Continuing Employees in lieu of offering participation in the Beneficial Benefit Plans providing similar benefits (e.g., medical and hospitalization benefits), to terminate any of such benefit plans, or to merge any such benefit plans with the corresponding Beneficial Benefit Plans, provided the result is the provision of benefits to Continuing Employees that are substantially similar to the benefits provided to the employees of Beneficial and its subsidiaries generally.  Beneficial shall cause each Beneficial Benefit Plan in which Continuing Employees are eligible to participate to recognize, for purposes of determining eligibility to participate in, the vesting of benefits and for all other purposes (but not for the accrual of benefits) under the Beneficial Benefit Plans the service of such Continuing Employees with SE Corp and its subsidiaries or any predecessor thereto prior to the Effective Time.  This Agreement shall not be construed to limit the ability of Beneficial or Beneficial Bank to terminate the employment of any employee or to review employee benefits programs from time to time and to make such changes (including terminating any program) as they deem appropriate.

(g) Beneficial shall pay, as soon as reasonably practicable after the Effective Time, bonuses to each employee of SE Corp and its subsidiaries employed at the Effective Time who is eligible as of the Closing Date for a bonus in accordance with the incentive targets and bonus amounts set forth on Schedule 6.3(g), provided that such incentive targets and bonus amounts shall be pro-rated by multiplying each target or bonus amount, as the case may be, by a fraction, the numerator of which is the number of days from and including October 31, 2011 through and including the Closing Date, and the denominator of which is 366.  For purposes of clarification, no bonus shall be paid to any employee who does not meet the pro-rated amount of the incentive target set forth opposite such person’s name on Schedule 6.3(g).

(h) At or prior to the Effective Time of the Merger, the St. Edmond’s Federal Savings Bank Employee Stock Ownership Plan (the “ESOP”) shall be terminated and each share held by the ESOP shall be converted into the right to receive the Merger Consideration.  Any outstanding ESOP indebtedness shall be repaid. All employer contributions, dividends on SE Corp Shares and earnings on participant account assets paid to the ESOP trust or earned by the ESOP trust since the most recent valuation date shall be allocated to the accounts of all participants as of the date of termination of the ESOP as if it were the next valuation date in accordance with the provisions of the ESOP; and all assets realized by the ESOP trust with respect to any SE Corp common stock remaining as collateral on any ESOP loans which shall be exchanged in the Merger after repayment of the ESOP loan shall have been made shall be allocated as ESOP trust earnings to all participant accounts pro rata based on the total value of assets allocated to each participant account as a percentage of the total value of all assets allocated to all participant accounts held in the ESOP trust as of the date of termination of the ESOP.  Upon the termination of the ESOP, all ESOP Participant Accounts shall become 100% vested and nonforfeitable in accordance with the terms of the ESOP as of the Effective Time of the Merger.  Upon such termination of the ESOP and completion of the final accounting and allocation of the ESOP trust assets, all such participant accounts which shall account for all ESOP trust assets shall be distributed in a lump-sum to each participant as soon as administratively feasible.

Section 6.4 Indemnification.

(a) For a period of six years after the Effective Time of the Merger, Beneficial shall indemnify, defend and hold harmless each individual who is now, or who has been at any time prior to the Effective Time an officer or director of SE Corp or an SE Corp subsidiary (each, an “Indemnified Party”) against all losses, claims, damages, costs, expenses (including reasonable attorney’s fees), liabilities or judgments or amounts that are paid in settlement (which settlement shall require the prior written consent of Beneficial) of or in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, or administrative (each a “Claim”), in which an Indemnified Party is, or is threatened to be made, a party or witness in whole or in part or arising in whole or in part out of the fact that such person is or was a director or officer of SE Corp or an SE Corp subsidiary if such Claim pertains to any matter of fact arising, existing or occurring at or prior to the Effective Time (including, without limitation, the Merger and the other transactions contemplated hereby), regardless of whether such Claim is asserted or claimed before, or after, the Effective Time, to the fullest extent as would have been permitted by SE Corp under the BCL and under SE Corp’s articles of incorporation and bylaws or equivalent governing documents of any SE Corp subsidiary, as applicable, in each case as in effect on the date hereof.  Beneficial shall pay expenses in advance of the final disposition of any such action or proceeding to each Indemnified Party to the fullest extent as would have been permitted by SE Corp under the BCL and under SE Corp’s articles of incorporation and bylaws, upon receipt of an undertaking acceptable to Beneficial in its sole discretion to repay such advance payments if such Indemnified Party shall be adjudicated or determined to be not entitled to indemnification in the manner set forth below.  Any Indemnified Party wishing to claim indemnification under this Section 6.4 upon learning of any Claim, shall notify Beneficial and shall deliver to Beneficial the undertaking referred to in the previous sentence.

(b) Beneficial shall use its reasonable best efforts (and SE Corp shall cooperate prior to the Effective Time of the Merger) to maintain in effect for a minimum period of three years after the Effective Time of the Merger SE Corp’s existing directors’ and officers’ liability insurance policy (provided that Beneficial may substitute therefor (i) policies with comparable coverage and amounts containing terms and conditions which are substantially no less advantageous, or (ii) with the consent of SE Corp (given prior to the Effective Time of the Merger) any other policy with respect to claims arising from facts or events which occurred prior to the Effective Time of the Merger and covering persons who are currently covered by such insurance); provided, that Beneficial shall not be obligated to make premium payments for such policy which exceed, for the portion related to SE Corp’s directors and officers, 150% of the annual premium payments on SE Corp’s current policy, as in effect as of the date of this Agreement (the “Maximum Amount”).  If the amount of premium that is necessary to maintain or procure such insurance coverage exceeds the Maximum Amount, Beneficial shall use its reasonable efforts to maintain the most advantageous policies of director’s and officer’s liability insurance obtainable for a premium equal to the Maximum Amount. In connection with the foregoing, SE Corp agrees in order for Beneficial to fulfill its agreement to provide directors and officers liability insurance policies for three years to provide such insurer or substitute insurer with such reasonable and customary representations as such insurer may request with respect to the reporting of any prior claims.

(c) After the Effective Time of the Merger, directors, officers and employees of SE Corp, except for the indemnification rights provided for in this Section 6.4 above, shall have indemnification rights having prospective application only.  These prospective indemnification rights shall consist of such rights to which directors, officers and employees of Beneficial and its subsidiaries would be entitled under the Articles of Incorporation and Bylaws of Beneficial or the particular subsidiary for which they are serving as officers, directors or employees and under such directors’ and officers’ liability insurance policy as Beneficial may then make available to officers, directors and employees of Beneficial and its subsidiaries.

(d) In the event that either Beneficial or any of its successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving bank or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any person, then, and in each such case, proper provision shall be made so that the successors and assigns of Beneficial shall assume the obligations set forth in this Section 6.4.

(e) The obligations of Beneficial provided under this Section 6.4 are intended to be enforceable against Beneficial directly by the Indemnified Parties and shall be binding on all respective successors and permitted assigns of Beneficial.

Section 6.5 Transaction Expenses of SE Corp.

(a) Schedule 6.5(a) contains SE Corp’s estimated budget of transaction-related expenses reasonably anticipated to be payable by SE Corp in connection with this Agreement and the transactions contemplated thereunder, including any payments to be made in accordance with any employment agreements or bonus arrangements between any officer and SE Corp to be made before or after the Effective Time of the Merger, based on facts and circumstances then currently known, the fees and expenses of counsel, accountants, investment bankers and other professionals.  SE Corp shall use its best efforts to maintain expenses within the budget.

(b) Promptly after the execution of this Agreement, SE Corp shall ask all of its attorneys and other professionals to render current and correct invoices for all unbilled time and disbursements within thirty (30) days.  SE Corp shall review these invoices and track such expenses against the budget referenced above, and SE Corp shall advise Beneficial of such matters prior to payment of such invoices.

(c) SE Corp shall cause its professionals to render monthly invoices within thirty (30) days after the end of each month.  SE Corp shall advise Beneficial monthly of such invoices for professional services, disbursements and reimbursable expenses which SE Corp has incurred in connection with this Agreement prior to payment of such invoices, and SE Corp shall track such expenses against the budget referenced above.

(d) Not later than three business days prior to the Closing Date, SE Corp shall provide Beneficial with an accounting of all transaction related expenses incurred by it through the Closing Date, including a good faith estimate of such expenses incurred or to be incurred through the Closing Date but as to which invoices have not yet been submitted or payments have not been made.  SE Corp shall detail any variance of such transaction expenses to the budget set forth at SE Corp Schedule 6.5(a) as of the date of the Agreement.

Section 6.6 Press Releases.  Beneficial and SE Corp agree that they will not issue any press release or other public disclosure related to this Agreement or the transactions contemplated hereby, without first consulting with the other Party as to the form and substance of such disclosures which may relate to the transactions contemplated by this Agreement, provided, however, that nothing contained herein shall prohibit either Party, following notification to the other Party, from making any disclosure which is required by law or regulation.

Section 6.7 Prior Notice Before Payments To Be Made.  No payments shall be made by SE Corp to any director, officer or employee in accordance with any agreement, contract, plan or arrangement (including, but not limited to any employment agreement, severance arrangement, stock option, deferred compensation plan, bonus, vacation or leave plan or other compensation or benefits program), including payments upon the termination of such agreement, contract, plan or arrangement or upon the termination of employment or service of such recipient with SE Corp, except to the extent that such intended payments (i) have been set forth in the SE Corp Schedules furnished to Beneficial at the date of this Agreement, (ii) are with prior written notice to Beneficial of such intended payment, and (iii) are made contemporaneous with the delivery of a written acknowledgement and release executed by the recipient and SE Corp satisfactory to Beneficial in form and substance.  Prior to SE Corp making any such payments to any officer or director, SE Corp, with the assistance of its tax accountants, shall determine that no such payments, if made, shall constitute an “excess parachute payment” in accordance with Section 280G of the Code and that such payment shall not exceed the deductibility limitations at Section 162(m) of the Code, and SE Corp shall furnish Beneficial with a detailed schedule related to such determination prior to making any such payments.

Section 6.8 Notification of Certain Matters.  Each Party shall give prompt notice to the others of (a) any event, condition, change, occurrence, act or omission which causes any of its representations hereunder to cease to be true and correct in all material respects (or where any statement in a representation expressly contains a standard of materiality, such statement shall be true and correct in all respects taking into consideration the standard of materiality contained therein); and (b) any event, condition, change, occurrence, act or omission which individually or in the aggregate has, or which, so far as reasonably can be foreseen at the time of its occurrence, is reasonably likely to have, a Material Adverse Effect on such Party. Each of SE Corp and Beneficial shall give prompt notice to the other Party of any notice or other communication from any third party alleging that the consent of such third party is or may be required in connection with the transactions contemplated by this Agreement.

Section 6.9 Disclosure Supplements.  From time to time prior to the Effective Time of the Merger, each Party will promptly supplement or amend their respective Schedules delivered in connection herewith with respect to any matter hereafter arising that, if existing, occurring or known at the date of this Agreement, would have been required to be set forth or described in such Schedules or that is necessary to correct any information in such Schedules that has been rendered materially inaccurate thereby.  No supplement or amendment to such Schedules shall have any effect for the purpose of determining satisfaction of the conditions set forth in Articles 8 and 9 and shall be for informational purposes only.

Section 6.10 Formation of Merger Sub.  Prior to the Effective Time of the Merger, Beneficial shall take all actions necessary to form Merger Sub, to cause to duly adopt this Agreement and to approve this Agreement in its capacity as the sole stockholder of Merger Sub.  After its incorporation, Merger Sub will be duly incorporated, validly existing and in good standing under the laws of the Commonwealth of Pennsylvania.

ARTICLE 7

MUTUAL CONDITIONS TO CLOSING

The obligations of Beneficial, on the one hand, and SE Corp, on the other hand, to consummate the transactions provided for herein shall be subject to the satisfaction of the following conditions, unless waived as hereinafter provided for:

Section 7.1 Shareholder Approval.  The Merger shall have been approved by the requisite vote of the shareholders of SE Corp.

Section 7.2 Regulatory Approvals.  All necessary Consents of the Regulatory Authorities shall have been obtained, and all notice and waiting periods required by law to pass after receipt of such Consents shall have passed, and all conditions to consummation of the Merger set forth in such Consents shall have been satisfied.

Section 7.3 Litigation.  There shall be no actual or credibly threatened causes of action (i) challenging the validity or legality of this Agreement or the consummation of the transactions contemplated by this Agreement, or (ii) seeking damages in connection with the transactions contemplated by this Agreement, which damages, if awarded, would result in a Material Adverse Effect on SE Corp and its subsidiaries on a consolidated basis or (iii) seeking to restrain or invalidate the transactions contemplated by this Agreement.  No judgment, order, injunction or decree (whether temporary, preliminary or permanent) issued by any court or agency of competent jurisdiction or other legal restraints or prohibition preventing the consummation of Merger or any of the other transactions contemplated by this Agreement shall be in effect.  No statute, rule, regulation, order, injunction or decree (whether temporary, preliminary or permanent) shall have been enacted, entered, promulgated or enforced by any Regulatory Authority that prohibits, restricts, or makes illegal the consummation of the Merger.

ARTICLE 8

CONDITIONS TO THE OBLIGATIONS OF BENEFICIAL

The obligation of Beneficial to consummate the Merger is subject to the fulfillment of each of the following conditions, unless waived as hereinafter provided for:

Section 8.1 Representations and Warranties.  The representations and warranties of SE Corp and SE Bank contained in this Agreement or in any certificate or document delivered pursuant to the provisions hereof will be true and correct in all material respects (or where any statement in a representation or warranty expressly contains a standard of materiality, such statement shall be true and correct in all respects taking into consideration the standard of materiality contained therein), as of the Effective Time of the Merger (as though made on and as of the Effective Time of the Merger), except to the extent such representations and warranties are by their express provisions made as of a specified date and except for changes therein contemplated by this Agreement.

Section 8.2 Performance of Obligations.  SE Corp and SE Bank shall have performed all covenants, obligations and agreements required to be performed by it in all material respects under this Agreement prior to the Effective Time of the Merger.

Section 8.3 Certificate Representing Satisfaction of Conditions.  SE Corp shall have delivered to Beneficial a certificate of the Chief Executive Officer of SE Corp dated as of the Closing Date as to the satisfaction of the matters described in Section 8.1 and Section 8.2 hereof, and such certificate shall be deemed to constitute additional representations, warranties, covenants, and agreements of SE Corp under Article 3 of this Agreement.

Section 8.4 Secretary’s Certificate of SE Corp.  A certificate of the Secretary of SE Corp, dated the Closing Date, certifying (i) that attached thereto are true and correct copies of each of SE Corp’s Articles of Incorporation, Bylaws, the resolutions duly adopted by SE Corp’s board of directors authorizing SE Corp’s execution, delivery and performance of this Agreement, and the resolutions duly adopted by SE Corp’s shareholders approving this Agreement and authorizing the Merger, and (ii) the names, titles and signatures of all of SE Corp’s officers who sign documents on behalf of SE Corp in connection with this Agreement, certifying the authority of such persons to do so.

Section 8.5 Secretary’s Certificate of SE Bank.  A certificate of the Secretary of SE Bank, dated the Closing Date, certifying (i) that attached thereto are true and correct copies of each of SE Bank’s Federal Stock Charter, Bylaws, and the resolutions duly adopted by SE Bank’s board of directors authorizing SE Bank’s execution, delivery and performance of this Agreement, and (ii) the names, titles and signatures of all of SE Bank’s officers who sign documents on behalf of SE Bank in connection with this Agreement, certifying the authority of such persons to do so.

Section 8.6 Absence of Adverse Facts.  There shall have been no determination by Beneficial that any fact, event or condition exists or has occurred that, in the reasonable judgment of Beneficial, would have a Material Adverse Effect on SE Corp or the consummation of the transactions contemplated by this Agreement.

Section 8.7 Material Condition.  There shall not be any action taken or imposed, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the Merger by any Regulatory Authority which, in connection with the grant of any Consent by any Regulatory Authority, imposes, in the reasonable judgment of Beneficial, any material adverse requirement upon Beneficial or any Beneficial subsidiary, including, without limitation, any requirement that Beneficial sell or dispose of any significant amount of the assets of SE Corp, or any other Beneficial subsidiary.

Section 8.8 Certification of Claims.  SE Corp shall have delivered a certificate to Beneficial that other than as set forth in such certificate, SE Corp is not aware of any pending or threatened claim under the directors and officers insurance policy or the fidelity bond coverage of SE Corp.

Section 8.9 Environmental Audit Results.  The results of any environmental audit conducted by Beneficial pursuant to Section 5.8 hereof shall not indicate a circumstance or condition that could in the judgment of Beneficial result in a Material Adverse Effect.

Section 8.10 Support Agreements.  Each Director and each Executive Officer of SE Corp shall have executed the Support Agreement as set forth in Exhibit B, as the case may be, as of the date of this Agreement.

Section 8.11 Receipt of Option Cancellation and Release Agreements.  SE Corp shall use its best efforts to deliver executed Option Cancellation and Release Agreements from all holders of SE Corp Options at or prior to the Effective Time of the Merger.

Section 8.12 Nonperforming Assets.  SE Corp’s Nonperforming Assets, as defined in Section 11.1, shall not exceed $15 million for the period from October 31, 2011 through the Closing Date.

Section 8.13 Consents Under Contracts.  SE Corp shall have obtained the consent or approval of each person (other than the Consents of the Regulatory Authorities) whose consent or approval shall be required in order to permit the succession by the Surviving Corporation to any obligation, right or interest of SE Corp under any Contract, except those for which failure to obtain such consents and approvals would not, individually or in the aggregate, have a Material Adverse Effect on Beneficial as the surviving corporation or upon the consummation of the transactions contemplated by this Agreement.

ARTICLE 9

CONDITIONS TO OBLIGATIONS OF SE CORP

The obligation of SE Corp to consummate the Merger as contemplated herein is subject to each of the following conditions, unless waived as hereinafter provided for:

Section 9.1 Representations and Warranties.  The representations and warranties of Beneficial and Beneficial Bank contained in this Agreement or in any certificate or document delivered pursuant to the provisions hereof will be true and correct in all material respects (or where any statement in a representation or warranty expressly contains a standard of materiality, such statement shall be true and correct in all respects taking into consideration the standard of materiality contained therein), as of the Effective Time of the Merger (as though made on and as of the Effective Time of the Merger), except to the extent such representations and warranties are by their express provisions made as of a specified date and except for changes therein contemplated by this Agreement.

Section 9.2 Performance of Obligations.  Beneficial and Beneficial Bank shall have performed in all material respects all covenants, obligations and agreements required to be performed by them and under this Agreement prior to the Effective Time of the Merger.

Section 9.3 Certificate Representing Satisfaction of Conditions.  Beneficial shall have delivered to SE Corp a certificate dated as of the Effective Time of the Merger as to the satisfaction of the matters described in Section 9.1 and Section 9.2 hereof, and such certificate shall be deemed to constitute additional representations, warranties, covenants, and agreements of Beneficial under Article 4 of this Agreement.

Section 9.4 Secretary’s Certificate of Each of Beneficial and Beneficial Bank.  A certificate of the Secretary of each of Beneficial and Beneficial Bank, dated the Closing Date, certifying (i) that attached thereto are true and correct copies of each such entity’s Articles of Incorporation, Bylaws, and the resolutions duly adopted by such entity’s board of directors authorizing its execution, delivery and performance of this Agreement, and (ii) the names, titles and signatures of all of such entity’s officers who sign documents on behalf of such entity in connection with this Agreement, certifying the authority of such persons to do so.

Section 9.5 Beneficial/Beneficial Bank Board of Directors.  Beneficial and Beneficial Bank shall have taken all action necessary to (i) cause each of their boards of directors to be increased by one member, effective immediately following the Effective Time, (ii) elect Ms. Marcy Panzer as a director of Beneficial Bank in the class of directors whose terms expire at the 2014 annual meeting of shareholders of Beneficial, (iii) appoint Ms. Marcy Panzer as a director of Beneficial until the 2012 annual meeting of shareholders, and (iv) nominate Ms. Marcy Panzer at the 2012 annual meeting of shareholders for a seat on the Board of Directors of Beneficial, with a term to expire at the 2014 annual meeting of shareholders of Beneficial.

Section 9.6 Exchange Fund.  Beneficial shall have delivered the Exchange Fund to the Exchange Agent on or before the Closing Date and the Exchange Agent shall provide SE Corp with a certificate evidencing such delivery.

ARTICLE 10

TERMINATION, WAIVER AND AMENDMENT

Section 10.1 Termination.  This Agreement may be terminated and the Merger abandoned at any time prior to the Effective Time of the Merger:

(a) by the mutual consent in writing of Beneficial and SE Corp, approved by the boards of directors of each; or

(b) by Beneficial or SE Corp if the Merger shall not have occurred on or prior to September 30, 2012, provided that the failure to consummate the Merger on or before such date is not caused by any breach of any of the representations, warranties, covenants or other agreements contained herein by the Party electing to terminate pursuant to this Section 10.1(b);

(c) by Beneficial or SE Corp (provided that the terminating Party is not then in breach of any representation or warranty contained in this Agreement under the applicable standard set forth in Section 8.1 of this Agreement in the case of SE Corp and Section 9.1 of this Agreement in the case of Beneficial or in breach of any covenant or agreement contained in this Agreement) in the event of an inaccuracy of any representation or warranty of the other Party contained in this Agreement which cannot be or has not been cured within thirty (30) days after the giving of written notice to the breaching Party of such inaccuracy and which inaccuracy would provide the terminating Party the ability to refuse to consummate the Merger under the applicable standard set forth in Section 8.1 of this Agreement in the case of SE Corp and Section 9.1 of this Agreement in the case of Beneficial; or

(d) by Beneficial or SE Corp (provided that the terminating Party is not then in breach of any representation or warranty contained in this Agreement under the applicable standard set forth in Section 8.1 of this Agreement in the case of SE Corp and Section 9.1 of this Agreement in the case of Beneficial or in breach of any covenant or other agreement contained in this Agreement) in the event of a material breach by the other Party of any covenant or agreement contained in this Agreement which cannot be or has not been cured within thirty (30) days after the giving of written notice to the breaching Party of such breach; or

(e) by Beneficial or SE Corp in the event (i) any Consent of any Regulatory Authority required for consummation of the Merger and the other transactions contemplated hereby shall have been denied by final nonappealable action of such authority or if any action taken by such authority is not appealed within the time limit for appeal, (ii) any court of competent jurisdiction or other governmental authority shall have issued an order, decree, ruling or taken any other action restraining, enjoining or otherwise prohibiting the Merger or the other transactions contemplated hereby and such order, decree, ruling or other action shall have become final and nonappealable, or (iii) the shareholders of SE Corp fail to vote their approval of this Agreement and the Merger and the transactions contemplated hereby as required by applicable law at SE Corp’s shareholders’ meeting where the transactions were presented to such shareholders for approval and voted upon; or

(f) by Beneficial or SE Corp (provided that the terminating Party is not then in breach of any representation or warranty contained in this Agreement under the applicable standard set forth in Section 8.1 of this Agreement in this case of SE Corp and Section 9.1 of this Agreement in the case of Beneficial or in breach of any covenant or agreement contained in this Agreement) upon delivery of written notice of termination at the time that it is determined that any of the conditions precedent to the obligations of such Party to consummate the Merger (other than as contemplated by Section 10.1(e) of this Agreement) cannot be satisfied or fulfilled by the date specified in Section 10.1(b) of this Agreement; or

(g) by Beneficial, (a) if SE Corp fails to hold its shareholder meeting to vote on the Agreement within the time frame set forth in Section 5.4 hereof, or (b) if SE Corp’s Board of Directors either (i) fails to recommend, or fails to continue its recommendation, that the shareholders of SE Corp vote in favor of the adoption of this Agreement, or (ii) modifies, withdraws or changes in any manner adverse to Beneficial its recommendation that the shareholders of SE Corp vote in favor of the adoption of this Agreement.

(h) By SE Corp prior to obtaining shareholder approval of the Merger, in the event that, after it has received a superior proposal in accordance with Section 5.5 hereof and otherwise complied with its obligations under Section 5.5, SE Corp’s Board of Directors makes the determination in good faith based on the advice of legal counsel that such action of accepting such superior proposal is required in order for the board to comply with its fiduciary duties under applicable law, and, provided that SE Corp is not in breach of the provisions of this Agreement, including, but not limited to Section 5.5 hereof, in the exercise of its fiduciary duty, to terminate this Agreement and accept a superior proposal (as defined in Section 5.5) provided, however, that this Agreement may be terminated by SE Corp pursuant to this Section 10.1(h) only after the third business day following Beneficial’s receipt of written notice from SE Corp advising Beneficial that SE Corp is prepared to enter into an acquisition agreement with respect to a superior proposal, and only if, during such three-business day period, Beneficial does not, in its sole discretion, make an offer to SE Corp that Beneficial’s Board of Directors determines in good faith, after consultation with its financial and legal advisors, is at least as favorable as the superior proposal.

Section 10.2 Effect of Termination; Termination Fee.

(a) In the event of the termination and abandonment of this Agreement pursuant to Section 10.1, the Agreement shall terminate and have no effect, except as otherwise provided herein and except that the provisions of Sections 5.3(b), 6.4, 10.2, 10.5, Article 11 and any other Section of this Agreement which, by its terms, relates to post-termination rights or obligations, shall survive any such termination and abandonment and remain in full force and effect.

(b) If, after the date of this Agreement, Beneficial terminates this Agreement in accordance with Section 10.1(g) or SE Corp terminates this Agreement pursuant to Section 10.1(h), SE Corp shall be obligated to pay Beneficial a fee of $1.0 million as an agreed-upon termination fee in immediately available funds within one (1) business day of such notice of termination (the “Termination Fee”).  In addition, if, after a proposal for an Acquisition Transaction has been publicly announced by any Person, Beneficial terminates this Agreement pursuant to Section 10.1(e)(iii), SE Corp shall be obligated to pay Beneficial a fee of $250,000 in immediately available funds within one business day of such notice of termination as reimbursement for its time and expenses associated with negotiating this Agreement, and if an Acquisition Transaction is consummated or a definitive agreement is entered into by SE Corp relating to an Acquisition Transaction, in either case, within 15 months of the termination of this Agreement pursuant to Section 10.1(e)(iii), SE Corp shall be obligated to pay Beneficial the Termination Fee, less any amounts previously paid at the time this Agreement was terminated.

(c) SE Corp and Beneficial agree that the Termination Fee is fair and reasonable in the circumstances.  If a court of competent jurisdiction shall nonetheless, by a final, nonappealable judgment, determine that the amount of any such Termination Fee exceeds the maximum amount permitted by law, then the amount of such Termination Fee shall be reduced to the maximum amount permitted by law in the circumstances, as determined by such court of competent jurisdiction.

(d) In the event of the termination of this Agreement prior to the Effective Time of the Merger, each party, and its respective officers, directors and employees, agrees that it shall not make any statements that disparage the other parties to this Agreement or the business practices or prospects of such other parties.   Each party shall refrain from making any statements regarding the transaction or its termination other than such statements contained in a joint press release and any applicable required regulatory filings.

Section 10.3 Amendments.  To the extent permitted by law, this Agreement may be amended by a subsequent writing signed by each of Beneficial, Beneficial Bank, SE Corp and SE Bank provided, further, that after any approval of this Agreement and the transactions contemplated hereby by the shareholders of SE Corp, there may not be, without further approval of such shareholders, any amendment of this Agreement which reduces the amount, value or changes the form of consideration to be delivered to SE Corp’s shareholders pursuant to this Agreement.

Section 10.4 Waiver of Default.  Prior to or at the Effective Time of the Merger, Beneficial, on the one hand, and SE Corp, on the other hand, shall have the right to waive any default in the performance of any term of this Agreement by the other, to waive or extend the time for the compliance or fulfillment by the other of any and all of the other’s obligations under this Agreement and to waive any or all of the conditions to its obligations under this Agreement, except any condition, which, if not satisfied, would result in the violation of any law or any applicable governmental regulation.  This Agreement and any exhibit, memorandum or schedule hereto or delivered in connection herewith may be amended only by a writing signed on behalf of each Party hereto.

Section 10.5 Non-Survival of Representations, Warranties and Covenants.  The representations, warranties, covenants or agreements in this Agreement or in any instrument delivered by any Party hereto shall not survive the Effective Time of Merger, except that Sections 5.3(b), 6.3, 6.4, 10.2, 10.5, Article 11 shall survive the Effective Time of the Merger.

ARTICLE 11

MISCELLANEOUS

Section 11.1 Definitions.  Except as otherwise provided herein, the capitalized terms set forth below (in their singular and plural forms as applicable) shall have the following meanings:

“Acquisition Transaction” shall have the meaning set forth in Section 5.5.

“Act” shall have the meaning set forth in Section 3.28.

“Act 2” shall have the meaning set forth in the definition of Environmental Law.

“Affiliate” of a Person shall mean (i) any other Person directly or indirectly through one or more intermediaries controlling, controlled by or under common control of such Person, (ii) any officer, director, partner, employer or direct or indirect beneficial owner of any 10% or greater equity or voting interest of such Person or (iii) any other Persons for which a Person described in clause (ii) acts in any such capacity.

“Agreement” shall have the meaning set forth in the Recitals.

 “Bank Merger” shall have the meaning set forth in the Recitals.

“BCL” shall have the meaning set forth in Section 1.1(a).

“Beneficial” shall have the meaning set forth in the Recitals.

“Beneficial Bank” shall have the meaning set forth in the Recitals.

“Beneficial Benefit Plans” shall have the meaning set forth in Section 6.3(d)

“Call Report Instructions” shall have the meaning set forth in the definition of Nonperforming Assets.

“CERCLA” shall have the meaning set forth in the definition of Environmental Laws.

“Claim” shall have the meaning set forth in Section 6.4(a).

“Closing” shall have the meaning set forth in Section 1.1(c).

“Closing Date” shall have the meaning set forth in Section 1.1(c).

“COBRA” shall have the meaning set forth in Section 6.3(e).

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Consent” shall mean a consent, approval or authorization, waiver, clearance, exemption, ratification, or similar affirmation by any Person.

“Continuing Employees” shall have the meaning set forth in Section 6.3(d).

“Contract” shall have the meaning set forth in Section 3.6(b).

“Copyrights” shall have the meaning set forth in the definition of Intellectual Property.

“Covered Person” shall have the meaning set forth in Section 3.32.

“Derivative Contracts” shall have the meaning set forth in Section 3.24.

“Effective Time” shall have the meaning set forth in Section 1.1(b).

“Employee Benefit Plan” shall mean (i) any employee benefit plan, as defined in Section 3(3) of ERISA, and (ii) any other plan, trust agreement or arrangement for any bonus, severance, hospitalization, vacation, incentive or deferred compensation, pension or profit sharing, retirement, payroll savings, stock option, equity compensation, group insurance, death benefit, fringe benefit, welfare, employment, severance, change in control, retention, consulting, salary continuation or similar agreements, any plan, arrangement or agreement subject to Section 409A of the Code, or any other employee benefit plan or fringe benefit arrangement of any nature whatsoever, including those benefiting retirees or former employees.

“Encumbrance” shall mean any lien, claim or encumbrance.

“Environmental Law” shall mean any applicable federal, state and local statutes, ordinances, regulations, rules, executive orders, standards and requirements, concerning or relating to industrial hygiene and the protection of health and the environment including, without limitation: the Comprehensive Environmental Response, Compensation and Liability act of 1980, as amended, 42 U.S.C. § 9601 et seq. (“CERCLA”); the Resource Conservation and Recovery Act of 1976, as amended, 42 U.S.C. § 6901 et seq. (“RCRA”); the Clean Air Act, as amended, 42 U.S.C. § 7401 et seq.; the Clean Water Act, as amended, 33 U.S.C. § 1251 et seq.; the Hazardous Materials Transportation Act, as amended, 49 U.S.C. § 1801 et seq.; the Toxic Substances Control Act, 15 U.S.C. § 2601 et seq., as amended (“TSCA”); the Occupational Safety and Health Act, 29 U.S.C. §651 et seq., the Hazardous Materials Transportation Act, 49 U.S.C. §5101, et seq.; the Pennsylvania Hazardous Sites Cleanup Act, 35 P.S. § 6020.101 et seq. (“HSCA”); and the Land Recycling and Environmental Remediation Standards Act, 35 P.S. § 6026.101 et seq. (“Act 2”); the Dam Safety and Encroachments Act, 32 P.S. §693.1 et seq.; the Clean Streams Law, 35 P.S. §691.1 et seq.; the Pennsylvania Solid Waste Management Act, 35 P.S. 6018.101 et seq.; and the Pennsylvania Storage Tank and Spill Prevention Act, 35 P.S. 6021.101 et seq.  “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” shall have the meaning set forth in Section 3.12(b).

“Excess Parachute Payment” shall have the meaning set forth in Section 6.7.

“Exchange Agent” shall have the meaning set forth in Section 2.3.

“Exchange Fund” shall have the meaning set forth in Section 2.3.

“Fairness Opinion” shall have the meaning set forth in Section 3.30.

“FDIC” shall have the meaning set forth in Section 3.16(a)(ix).

“Financial Regulatory Reports of SE Bank” shall have the meaning set forth in Section 3.3(b).

“Financial Statements of SE Corp” shall have the meaning set forth in Section 3.3(a).

“FIRPTA” shall have the meaning set forth in Section 3.11(h).

“FRB” shall have the meaning set forth in Section 3.16(a)(ix).

“GAAP” shall mean generally accepted accounting principles in the United States as in effect from time to time.

“Governmental Authorization” shall mean any Consent, license, registration or permit issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement.

“Governmental Body” shall mean any: (i) nation, state, county, city, town, borough, village, district or other jurisdiction; (ii) federal, state, local, municipal, foreign or other government; (iii) governmental or quasi-governmental authority of any nature (including any agency, branch, department, board, commission, court, tribunal or other entity legally exercising governmental  powers); or (iv) body entitled by law to exercise, any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power.

“Hazardous Material” shall mean any pollutant, contaminant, or hazardous substance within the meaning of the Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. § 9601 et seq., or any similar federal, state or local law.  Hazardous Material shall include, but not be limited to, (i) any hazardous substance, hazardous material, hazardous waste, regulated substance, or toxic substance (as those terms are defined by any applicable Environmental Laws) and (ii) any chemicals, pollutants, contaminants, petroleum, petroleum products, or oil (and specifically shall include asbestos requiring abatement, removal, or encapsulation pursuant to the requirements of governmental authorities and any polychlorinated biphenyls).

“HIPPA” shall have the meaning set forth in Section 3.12(d).

“Health Plans” shall have the meaning set forth in Section 6.3(d).

“HSCA” shall have the meaning set forth in the definition of Environmental Law.

“Indemnified Party” shall have the meaning set forth in Section 6.4(a).

“Intellectual Property” shall mean:

(a)           all issued patents and applications therefor, (collectively, “Patents”);

(b)           all copyrights, copyrightable works and applications therefor, (collectively, “Copyrights”); and

(c)           trademarks, registered trademarks, applications for registration of trademarks, service marks, registered service marks, applications for registration of service marks, logos, symbols, names, trade names, internet domain names, (collectively, “Trademarks”);

“IRS” shall have the meaning set forth in Section 3.11(a).

“Knowledge” as used with respect to a Person (including references to such Person being aware of a particular matter) shall mean those facts that are known after due inquiry by the executive officers and directors of such Person and includes, without limitation, any facts, matters or circumstances set forth in any written notice from any Regulatory Authority or any other written notice received by that Person.

“Legal Requirement” shall have the meaning set forth in Section 3.6(b).

“Letter of Transmittal” shall have the meaning set forth in Section 2.3.

“Loan Property” shall mean any property owned by SE Corp or any of its subsidiaries, or in which SE Corp or any of its subsidiaries holds a security interest, and, where required by the context, includes the owner or operator of such property, but only with respect to such property.

“Material Adverse Effect,” with respect to any Party, shall mean any event, change or occurrence which, together with any other event, change or occurrence (i) is material and adverse to the financial position, business or results of operation, financial performance or prospects of such Party and/or their respective subsidiaries, if any, taken as a whole, or (ii) does or would materially impair the ability of such Party to perform its obligations under this Agreement on a timely basis or otherwise materially threaten or materially impede the consummation of the transactions contemplated by this Agreement; provided, however, that “Material Adverse Effect” shall not be deemed to include changes, effects, events, occurrences or state of facts relating to (a) the undertaking and performance or observance of the obligations contemplated by this Agreement or necessary to consummate the transactions contemplated hereby, (b) the effect of incurring and paying reasonable expenses in connection with negotiating, entering into, performing and consummating the transactions contemplated by this Agreement, (c) changes in applicable laws or the interpretation thereof after the date hereof and the taking of action in compliance therewith, (d) changes in GAAP or regulatory accounting principles or the interpretation thereof after the date hereof, (e) changes in economic conditions affecting financial institutions generally, including but not limited to, changes in the general level of market interest rates, (f) changes in laws, rules or regulations or interpretations thereof that apply to financial and/or depository institutions generally, (g) changes in national or international political or social conditions including the engagement by the United States in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon or within the United States, or any of its territories, possessions or diplomatic or consular offices or upon any military installation, equipment or personnel of the United States, and (h) actions and omissions of a party hereto (or any of its subsidiaries) taken with the prior written consent of the other party.

“Material Contracts” shall have the meaning set forth in Section 3.12(a).

“Maximum Amount” shall have the meaning set forth in Section 6.4(b).

“Merger” shall have the meaning set forth in the Recitals.

“Merger Consideration” shall have the meaning set forth in Section 2.1(c).

“Merger Sub” shall have the meaning set forth in the Recitals.

“Nonperforming Assets” shall mean the sum of (i) loans in nonaccrual status, as defined in the Federal Financial Institutions Examination Council Instructions for Preparation of Consolidated Reports of Condition and Income (“Call Report Instructions”), (ii) other real estate owned, as defined in the Call Report Instructions and (iii) if net charge-offs, as defined in the Call Report Instructions, exceed the change in consolidated net income from the period between October 31, 2011 through Closing, the difference between the net charge-offs and the change in consolidated net income from the period between October 31, 2011 through Closing, as more particularly set forth on Schedule 11.l.

“OCC” shall have the meaning set forth in Section 3.16(a)(ix).

“Options Consideration” shall have the meaning set forth in Section 2.2.

“Order” shall have the meaning set forth in Section 3.6(b).

“Parachute Payment” shall have the meaning set forth in Section 6.3(b).

“Participation Facility” shall mean any facility in which SE Corp or any subsidiary has engaged in Participation in the Management of such facility, and, where required by the context, includes the owner or operator of such facility, but only with respect to such facility.

“Participation in the Management” of a facility has the meaning set forth in 40 C.F.R.  §300.1100(c).

“Patents” shall have the meaning set forth in the definition of Intellectual Property.

“PBGC” shall have the meaning set forth in Section 3.12(a).

“Party” or “Parties” shall have the meaning set forth in the Recitals.

“Person” shall mean any individual, corporation, partnership, limited liability company, joint venture, association, trust or “group” (as that term is defined under the Securities Exchange Act of 1934, as amended).

“Phase I” shall have the meaning set forth in Section 5.8.

“Phase II” shall have the meaning set forth in Section 5.8.

“Proxy Statement” shall have the meaning set forth in Section 37

“RCRA” shall have the meaning set forth in the definition of Environmental Law.

“Regulatory Authorities” shall mean, collectively, the Federal Trade Commission, the United States Department of Justice, the FRB, the OCC, the FDIC and the Pennsylvania Department of Banking, and all state regulatory agencies having jurisdiction over the Parties.

“Representative” shall have the meaning set forth in Section 5.5.

“Rights” shall mean warrants, options, rights, convertible securities, stock appreciation rights and other arrangements or commitments which obligate an entity to issue or dispose of any of its capital stock or other ownership interests or which provide for compensation based on the equity appreciation of its capital stock.

“SE Bank” shall have the meaning set forth in the Recitals.

“SE Corp” shall have the meaning set forth in the Recitals.

“SE Corp Options” shall have the meaning set forth in Section 2.2.

“SE Corp Shareholders’ Meeting” shall have the meaning set forth in Section 5.4(b).

“SE Corp Shares” shall have the meaning set forth in Section 2.1(b).

“SE Corp Stock Option Plans” shall have the meaning set forth in Section 2.2.

“SE Transaction Documents” shall have the meaning set forth in Section 3.6(a).

“Securities Act” shall have the meaning set forth in Section 3.2(a).

“subsidiary” shall mean a corporation, limited liability company, partnership, trust, joint venture or other entity in which a Person owns, directly or indirectly, an equity interest representing 50% or more of any class of the capital stock thereof or other equity interests therein.

“Superior Proposal” shall have the meaning set forth in Section 5.5.

“Surviving Corporation” shall have the meaning set forth in Section 1.1(a).

“Tax” or “Taxes” shall mean any and all taxes of any kind imposed by any Taxing Authority.

“Tax Returns” shall mean any and all returns, reports and forms, (including, without limitation, statements, elections, declarations, estimates, notices, notifications, certificates amendments, schedules, information returns or other documents or attachments incident thereto) filed or required to be filed with a Governmental Body with respect to the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of, or compliance with, any Tax.

“Taxing Authority” shall mean any Governmental Body responsible for the administration, enforcement, interpretation, or imposition of any Tax.

“Termination Fee” shall have the meaning set forth in Section 10.2(c).

“TFRs” shall have the meaning set forth in Section 3.3(b).

“Trademarks” shall have the meaning set forth in the definition of Intellectual Property.

“TSCA” shall have the meaning set forth in the definition of Environmental Law.

“USA PATRIOT Act” shall have the meaning set forth in Section 3.22(c).

Section 11.2 Entire Agreement.  This Agreement and the documents referred to herein contain the entire agreement among Beneficial, Beneficial Bank, SE Corp and SE Bank with respect to the transactions contemplated hereunder and this Agreement supersedes all prior arrangements or understandings with respect thereto, whether written or oral.  The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the Parties hereto and their respective successors.  Except as expressly set forth in Sections 2.1(d), 2.3 and 6.4 of this Agreement, nothing in this Agreement, expressed or implied, is intended to confer upon any Person other than the Parties hereto and their respective successors, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

Section 11.3 Notices.  All notices and other communications required or permitted by this Agreement shall be in writing and will be effective, and any applicable time period shall commence, when (i) delivered to the following address by hand or by a nationally recognized, overnight courier service (costs prepaid) addressed to the following address, or (ii) transmitted electronically to the following facsimile numbers or e-mail addresses, in each case marked to the attention of the Person (by name or title) designated below (or to such other address, facsimile number, e-mail address or Person as a Party may designate by notice to the other Party):

If to SE Corp:

SE Financial Corp.

1901-03 East Passyunk Avenue

Philadelphia, PA  19148

Attention:  Pamela M. Cyr

Facsimile: (215) 320-4621

Email: pcyr@stedemondsfsb.com

With a copy to:

Malizia Spidi & Fisch, PC

1227 25th Street, NW; Suite 200 West

Washington, DC  20037

Attention:  Richard Fisch, Esq.

Facsimile:  (202) 434-4661

Email:  fisch@malizialaw.com

If to Beneficial, then to:

Beneficial Mutual Bancorp, Inc.

510 Walnut Street, 19th Floor

Philadelphia PA 19106-3696

Attention: Mr. Gerard P. Cuddy

Facsimile: (215) 864-1770

Email:  gcuddy@thebeneficial.com

With a copy to:

Stradley Ronon Stevens & Young, LLP

2005 Market Street

Suite 2600

Philadelphia, PA 19103

Attention:  Linda A. Galante, Esq.

Facsimile No.: (215) 564-8120

Email:  lgalante@stradley.com

Section 11.4 Severability.  If any term, provision, covenant or restriction contained in this Agreement is held by a court of competent jurisdiction or other competent authority to be invalid, void or unenforceable or against public or regulatory policy, the remainder of the terms, provisions, covenants and restrictions contained in this Agreement shall remain in full force and effect and in no way shall be affected, impaired or invalidated, if, but only if, pursuant to such remaining terms, provisions, covenants and restrictions the Merger may be consummated in substantially the same manner as set forth in this Agreement as of the later of the date this Agreement was executed or last amended.

Section 11.5 Costs and Expenses.  Except as otherwise set forth herein, expenses incurred by SE Corp on the one hand and Beneficial on the other hand, in connection with or related to the authorization, preparation and execution of this Agreement, the solicitation of shareholder approval and all other matters related to the closing of the transactions contemplated hereby, including all fees and expenses of agents, representatives, counsel and accountants employed by either such Party or its Affiliates, shall be borne solely and entirely by the Party which has incurred same.

Section 11.6 Captions.  The captions as to contents of particular articles, sections or paragraphs contained in this Agreement and the table of contents hereto are inserted only for convenience and are in no way to be construed as part of this Agreement or as a limitation on the scope of the particular articles, sections or paragraphs to which they refer.

Section 11.7 Independence.  Each representation, warranty, covenant, obligation and agreement contained in this Agreement is independent of all others and must be separately satisfied or complied with.  The representations, warranties, covenants, obligations and agreements made hereunder constitute bargained for assurances.

Section 11.8 Persons Bound; No Assignments.  This Agreement shall be binding upon and shall inure to the benefit of the Parties hereto and their respective successors, distributees, and assigns, but notwithstanding the foregoing, this Agreement may not be assigned by any Party hereto unless the prior written consent of the other Parties is first obtained (other than by Beneficial to a subsidiary of Beneficial; provided that Beneficial remains primarily liable for all of its obligations under the Agreement).

Section 11.9 Governing Law.  This Agreement shall be construed, performed and enforced in accordance with the laws of the Commonwealth of Pennsylvania, without regard to its conflicts of laws principles.  The Parties hereto hereby declare that it is their intention that this Agreement shall be regarded as made under the laws of the Commonwealth of Pennsylvania and that the laws of the Commonwealth of Pennsylvania shall be applied in interpreting its provisions in all cases where legal interpretation shall be required.  Any Action arising out of or relating to this Agreement or any transaction contemplated hereby shall be brought in the state or federal courts sitting in Philadelphia County, Pennsylvania, and each of the Parties irrevocably submits to the exclusive jurisdiction of those courts in any such Action, waives any objection it may now or hereafter have to venue or to convenience of forum, agrees that all claims in respect of such Action shall be heard and determined only in any such court, and agrees not to bring any Action arising out of or relating to this Agreement or any transaction contemplated hereby in any other court.  Each Party irrevocably and unconditionally waives any objection to the laying of venue of any action or proceeding arising out of this Agreement or the transactions contemplated hereby and irrevocably and unconditionally waives the defense of an inconvenient forum and agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.  EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY PROCEEDING (WHETHER BASED IN CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY TRANSACTION OR AGREEMENT CONTEMPLATED HEREBY OR THE ACTIONS OF ANY PARTY HERETO IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT HEREOF.  Each Party acknowledges and agrees that this Section 11.9 constitutes a voluntary and bargained-for agreement between the Parties.

Section 11.10 Exhibits and Schedules.  Each of the exhibits and schedules attached hereto is an integral part of this Agreement and shall be applicable as if set forth in full at the point in the Agreement where reference to it is made.

Section 11.11 Effect of Waivers.  The waiver by any Party of the performance of any agreement, covenant, condition or warranty contained herein shall not invalidate this Agreement, nor shall it be considered a waiver of any other agreement, covenant, condition or warranty contained in this Agreement.  A waiver by any Party of the time for performing any act shall not be deemed a waiver of the time for performing any other act or an act required to be performed at a later time.  The exercise of any remedy provided by law, equity or otherwise and the provisions in this Agreement for any remedy shall not exclude any other remedy unless it is expressly excluded by this Agreement.  The waiver of any provision of this Agreement must be signed by both Parties.  This Agreement and any exhibit, memorandum or schedule hereto or delivered in connection herewith may be amended only by a writing signed on behalf of each Party hereto.

Section 11.12 Construction of Terms.  Whenever used in this Agreement, the singular number shall include the plural and the plural the singular.  Pronouns of one gender shall include all genders.  Accounting terms used and not otherwise defined in this Agreement have the meanings determined by, and all calculations with respect to accounting or financial matters unless otherwise provided for herein, shall be computed in accordance with generally accepted accounting principles, consistently applied.  References herein to articles, sections, paragraphs, subparagraphs or the like shall refer to the corresponding articles, sections, paragraphs, subparagraphs or the like of this Agreement.  The words “hereof,” “herein,” and terms of similar import shall refer to this entire Agreement.  Unless the context clearly requires otherwise, the use of the terms “including,” “included,” “such as,” or terms of similar meaning, shall not be construed to imply the exclusion of any other particular elements.  The recitals hereto constitute an integral part of this Agreement.

Section 11.13 Specific Performance.  The Parties agree that the remedy at law for any breach of the terms and conditions of this Agreement by them may be inadequate and that in addition to, and not in limitation of any other remedies that the Parties may have either at law or under this Agreement, the Parties shall be entitled to specific performance or injunctive relief or other equitable relief from any court of competent jurisdiction from any breach or purported breach of this Agreement.

Section 11.14 Legal Representation of the Parties.  This Agreement was negotiated by the Parties with the benefit of legal representation, and any rule of construction or interpretation otherwise requiring this Agreement to be construed or interpreted against any Party shall not apply to any construction or interpretation hereof.

Section 11.15 Counterparts; Electronic Signatures.  This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be an original hereof, and it shall not be necessary in making proof of this Agreement to produce or account for more than one counterpart hereof.  Signatures of the Parties transmitted by facsimile or electronic mail shall be deemed to be original signatures for all purposes.

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed and delivered by their officers thereunto duly authorized, and have caused this Agreement to be dated as of the date and year first above written.

BENEFICIAL MUTUAL BANCORP, INC. By: /s/ Gerard P. Cuddy Name: Gerard P. Cuddy Title: Chairman, President & CEO
BENEFICIAL MUTUAL SAVINGS BANK By: /s/ Gerard P. Cuddy Name: Gerard P. Cuddy Title: Chairman, President & CEO
SE FINANCIAL CORP. By: /s/ Marcy C. Panzer Name: Marcy C. Panzer Title: Chairman
ST. EDMOND’S FEDERAL SAVINGS BANK By: /s/ Pamela M. Cyr Name: Pamela M. Cyr Title: President & CEO